EXHIBIT 99.3

PROXY STATEMENT/
PROSPECTUS

14345 Pipeline Avenue
Chino, California 91708
(909) 393-8880

Dear Shareholder:

The Board of Directors of Chino Commercial Bank, N.A. (“Chino Commercial Bank” or the “Bank”) invites you to attend our Annual Meeting of Shareholders on Thursday, June 15, 2006 at 5:30 p.m., to be held at the Los Serranos Country Club, 15656 Yorba Avenue, Chino Hills, California 91709.

Your Board of Directors has voted in favor of a plan of reorganization creating a bank holding company to be called Chino Commercial Bancorp (“Chino Commercial Bancorp” or the “Holding Company”). Chino Commercial Bancorp is a recently formed California corporation, organized at the direction of the Bank’s Board of Directors, which is being used for the purpose of becoming a bank holding company. If shareholders approve the reorganization, we will then exchange for each share of your Bank stock one share of Chino Commercial Bancorp stock. Thus, instead of owning the Bank directly, you will own shares in the Holding Company which will own the Bank. After the reorganization you will have the same number of shares in Chino Commercial Bancorp as you currently have in Chino Commercial Bank.

Your stock in Chino Commercial Bancorp will have a value equal to the value of your stock in the Bank and the exchange will take place without any recognition of gain or loss for federal income tax purposes. Only shareholders who vote against the reorganization or give notice that they dissent from the reorganization and exercise their dissenters’ rights will have any taxable income. No changes in the Bank’s directors, officers, or other personnel are contemplated as a result of the reorganization. The Bank will continue its present business and operations.

We urge you to read the accompanying proxy statement/prospectus carefully, as it contains a detailed explanation of the proposed reorganization and the reasons for the forming of a bank holding company. The proxy statement/prospectus is also provided by the Board of Directors in connection with the annual election of the Board of Directors of Chino Commercial Bank (all of whom are also directors of the Holding Company). Your Board of Directors believes that the formation of a bank holding company, Chino Commercial Bancorp, which will own the Bank, will result in an entity which will have greater financial and corporate flexibility by giving us:

•                                          more alternatives for raising capital and access to debt markets;

•                                          increased structural alternatives for acquisitions;

•                                          increased flexibility with respect to engaging in non bank activities or acquiring or establishing other businesses related to banking; and

•                                          greater flexibility regarding redemption of stock and various routine corporate actions.

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting in person, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope.

Sincerely, Dann H. Bowman President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits, accounts or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

The date of this Proxy Statement/Prospectus is May 3, 2006.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 15, 2006

TO THE SHAREHOLDERS OF CHINO COMMERCIAL BANK:

NOTICE IS HEREBY GIVEN that pursuant to its Bylaws and the call of its Board of Directors, the Annual Meeting of Shareholders (the “Meeting”) of Chino Commercial Bank will be held at the Los Serranos Country Club, 15656 Yorba Avenue, Chino Hills, California 91709, on Thursday, June 15, 2006, at 5:30 p.m., for the purpose of considering and voting upon the following matters.

1.             Election of Directors. Electing the following ten (10) persons to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified:

Dann H. Bowman	Richard G. Malooly
Linda M. Cooper	Richard J. Vanderpool
Pollyanna Franks	Bernard J. Wolfswinkel
Gregg C. Gibson	Thomas A. Woodbury, D.O.
H. H. Kindsvater	Jeanette L. Young

2.             Bank Holding Company Reorganization. Approving a Plan of Reorganization, a copy of which is attached hereto as Appendix “A,” pursuant to which the Bank will become a wholly owned subsidiary of Chino Commercial Bancorp, a newly formed bank holding company, and each of the Bank’s issued and outstanding shares of common stock will be converted into a like number and kind of shares of stock of Chino Commercial Bancorp.

3.             Transacting such other business as may properly come before the Meeting and any and all adjournments thereof.

The Bylaws of the Bank provide for the nomination of directors in the following manner:

“Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the Association entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of this Association, shall be made in writing and shall be delivered or mailed to the President of the Association and to the Comptroller of the Currency, Washington, D.C., not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of stockholders called for the election of directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of this Association and to the Comptroller of the Currency not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder:  (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Association beneficially owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Association owned by the notifying shareholder. Nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the Meeting, and upon his instructions, the vote tellers may disregard all votes cast for each such nominee.”

Only those shareholders of record at the close of business on April 17, 2006 will be entitled to notice of and to vote at the Meeting.

DATED: May 3, 2006	By Order of the Board of Directors Jeanette L. Young Corporate Secretary

IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

3

CHINO COMMERCIAL BANK, N.A. AND CHINO COMMERCIAL BANCORP
PROXY STATEMENT/PROSPECTUS
TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

SUMMARY

THE ANNUAL MEETING OF CHINO COMMERCIAL BANK

Matters to be Considered

Revocability of Proxies

Solicitation of Proxies

VOTING SECURITIES

PRINCIPAL SHAREHOLDERS

PROPOSAL 1:  ELECTION OF DIRECTORS

Nominees, Directors and Executive Officers of the Bank

Board Committees and Other Corporate Governance Matters

Report of the Audit Committee

Section 16(a) Beneficial Ownership Reporting Compliance

Executive Compensation

Stock Options

Employment Agreement

Salary Continuation Agreements

Compensation of Directors

Certain Transactions

PROPOSAL 2:  BANK HOLDING COMPANY REORGANIZATION

Reasons for the Reorganization

Description of the Plan of Reorganization

Costs of Reorganization

Accounting Treatment

Rights of Dissenting Shareholders

Issuance of Securities and Restrictions on Resale by Affiliates

Federal Income Tax Consequences

Comparison of Rights of Shareholders of Chino Commercial Bancorp and Chino Commercial Bank

Authorized Capital Stock

Dividend Rights

Voting Rights

Preemptive Rights

Liquidation Rights

Assessment

Inspection of Shareholder Lists

Charter Documents and Amendments Thereof

Shareholder Vote for Mergers and Other Matters

Dissenters’ Rights in Mergers and Other Reorganizations

Board of Directors’ Recommendation and Required Vote

MARKET PRICES OF STOCK

Chino Commercial Bancorp

Chino Commercial Bank

DIVIDENDS

Chino Commercial Bancorp

Chino Commercial Bank

HISTORY AND BUSINESS OF CHINO COMMERCIAL BANCORP

Organization

Business

Management

Indemnification

HISTORY AND BUSINESS OF CHINO COMMERCIAL BANK

General

Market Area and Competition

Recent Developments

Employees

Properties

Legal Proceedings

SUPERVISION AND REGULATION

Regulation of Chino Commercial Bancorp

Regulation of Chino Commercial Bank

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSALS OF SHAREHOLDERS

AUTHORIZATION FOR EXCHANGE OF SECURITIES

LEGAL MATTERS

TAX MATTERS

FINANCIAL STATEMENTS

WHERE YOU CAN FIND MORE INFORMATION

OTHER MATTERS

TABLE OF APPENDICES

APPENDIX “A”	—	PLAN OF REORGANIZATION
APPENDIX “B”	—	DISSENTERS’ RIGHTS INFORMATION
APPENDIX “C”	—	AUDIT COMMITTEE CHARTER

                ii

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

Q:  Why is the Board proposing this reorganization?

A:  Your Board of Directors believes that the holding company structure will provide the Bank greater flexibility in terms of operations, expansion, financing and diversification.

Q:  Will the reorganization change the business of the Bank?

A:  No. The reorganization will not change the current business of Chino Commercial Bank. Following the reorganization, the principal activity of the Holding Company will be owning and operating the Bank, which will continue to conduct its current business from its current offices. The principal executive offices of both Chino Commercial Bank and Chino Commercial Bancorp will be located at 14345 Pipeline Avenue, Chino, California 91710 and the telephone number will be (909) 393-8880.

Q:  What will I receive in this reorganization?

A:  You will receive one share of Chino Commercial Bancorp common stock for each share of Chino Commercial Bank common stock that you own immediately prior to the reorganization.

Q:  How do I vote?

A:  Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope as soon as possible. Your Board of Directors unanimously recommends that you vote “FOR” the reorganization.

Q:  If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:  No. Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to instruct your broker on how to vote your shares, the effect will be the same as a vote against the reorganization.

Q:  Can I change my vote after I have mailed my signed proxy card?

A:  Yes. You may change your vote at any time before your proxy is voted at the annual meeting. If your shares are held in your name you may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the Bank’s corporate secretary. Third, you may attend the meeting and vote in person. Simply attending the annual meeting, however, will not revoke your proxy. Also, if you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the annual meeting.

Q:  Should I send in my certificates now?

A:  No. After the reorganization is completed, you will receive written instructions for exchanging your stock certificates if you desire. If you prefer, you may simply keep your existing certificates and they will represent shares of Chino Commercial Bancorp.

Q:  When do you expect this reorganization to be completed?

A:  We are currently working to complete the reorganization by the end of June 2006, or as soon thereafter as practicable.

Q:  Why have you sent this document and who can help answer my questions?

A:  This proxy statement/prospectus contains important information regarding this proposed reorganization, as well as information about Chino Commercial Bank and Chino Commercial Bancorp. We urge you to read this proxy statement/prospectus carefully, including its appendices. If you have more questions about the reorganization, you should contact Jo Anne Painter, Executive Vice President and Chief Financial Officer, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, California 91710; telephone: (909) 393-8880.

SUMMARY

This brief summary highlights selected information from this document and does not contain all the information that is important to you. We urge you to read this proxy statement/prospectus carefully to fully understand the reorganization.

Formation of a Bank Holding Company Which Will Own the Bank

The Board of Directors is asking you to vote on a proposal to organize a bank holding company, Chino Commercial Bancorp, which will own Chino Commercial Bank. The new corporate structure will permit Chino Commercial Bancorp and the Bank greater financial and corporate flexibility by allowing us to:

•                                          Quickly and easily increase regulatory capital, should it be advisable, by issuing trust preferred securities through a subsidiary of the Holding Company, or exploring other institutional debt markets;

•                                          Utilize increased structural alternatives for acquisitions;

•                                          Participate in activities or acquire or establish other business related to banking in which either the Bank is not permitted to engage directly, or for which the Bank would need prior regulatory approval;

•                                          Be able to redeem our stock if appropriate, without the time and expense of obtaining shareholder or regulatory approval; and

•                                          Take certain routine corporate actions, such as declaring a stock split or large stock dividend, without the time and expense of obtaining shareholder approval.

We have attached the Plan of Reorganization as Appendix “A” at the end of this proxy statement/prospectus. We encourage you to read the Plan of Reorganization, as it is the legal document that governs the transaction.

The Companies

Chino Commercial Bancorp

Chino Commercial Bancorp is not an operating company and has not engaged in any significant business to date. It was formed on March 2, 2006 as a California corporation to be the holding company for Chino Commercial Bank. After the reorganization, Chino Commercial Bancorp will become a registered bank holding company, the principal asset of which will be its stockholdings in the Bank.

The address of Chino Commercial Bancorp’s and Chino Commercial Bank’s principal executive offices is 14345 Pipeline Avenue, Chino, California 91710, and the telephone number is (909) 393-8880.

Chino Commercial Bank

Chino Commercial Bank, which opened for business in September 2000, is a national banking association which engages in the commercial banking business. The Bank is headquartered in Chino, California with assets of approximately $91.3 million at December 31, 2005. In addition to its main office in Chino, it operates one branch office in Ontario, California.

The Management of Chino Commercial Bank Will Continue After the Reorganization

The directors and officers of the Bank will continue to be directors and officers of the Bank following the reorganization. After the reorganization, the present directors of the Holding Company (who are also directors of the Bank) will continue to serve in this capacity, and certain officers of the Bank will also serve as officers of the Holding Company. The shareholders of Chino Commercial Bancorp will only elect the directors of the Holding Company after the reorganization. The Holding Company will elect the directors of the Bank.

We Need Your Approval

In order to complete the reorganization, we need the approval of at least two-thirds of the outstanding shares of the common stock of Chino Commercial Bank. As of April 17, 2006, the date on which a person must be a shareholder to be entitled to vote, there were 818,453 shares of common stock outstanding and entitled to vote. Therefore, we will need the owners of 545,636 shares to vote in favor of the reorganization. Your Board of Directors unanimously recommends that you vote in favor of the reorganization.

The Directors and Executive Officers Intend to Vote in Favor of the Reorganization

Chino Commercial Bank’s directors and executive officers, who beneficially owned in the aggregate approximately 253,924 voting shares(1) or 31.0% of the outstanding shares of the Bank’s common stock as of April 17, 2006, intend to vote for the approval of the reorganization.

(1)           Does not include shares which may be acquired upon the exercise of stock options.

Shareholders Have Dissenters’ Rights

If a shareholder votes against the reorganization, or gives notice in writing prior to the annual meeting that he dissents from the reorganization, he will be entitled to receive the value of his shares in cash if he fully complies with all applicable provisions of Sections 215a-2(c) and 215a(b)-(d) of Title 12 of the United States Code, a copy of which is included in Appendix “B.”  (See “PROPOSAL 2:  BANK HOLDING COMPANY REORGANIZATION — Rights of Dissenting Shareholders.”)

The Reorganization Will Be Tax-Free to You

Hutchinson and Bloodgood LLP, the Bank’s independent auditors, has stated its opinion that neither gain nor loss will be recognized for federal income tax purposes by Chino Commercial Bancorp or by the Bank or its shareholders in connection with the reorganization, except for those shareholders exercising dissenters’ rights with respect to the reorganization. However, because tax matters are complicated, and tax results may vary among shareholders, we urge you to contact your own tax advisor to understand fully how the reorganization will affect you.

Differences Between Chino Commercial Bancorp and Chino Commercial Bank

Shareholders of Chino Commercial Bancorp will have rights comparable to those rights which they now possess as shareholders of the Bank. However, certain differences will arise due to the fact that the Holding Company is a non-bank California corporation and the Bank is a national banking association subject to the provisions of the national banking laws as well as certain provisions of the California Corporations Code. (See “PROPOSAL 2:  BANK HOLDING COMPANY REORGANIZATION — Comparison of Rights of Shareholders of Chino Commercial Bancorp and Chino Commercial Bank.”)  There are also differences in the availability of funds for the payment of dividends by the Bank and the Holding Company. (See “DIVIDENDS.”)

Benefits to Directors and Officers of the Reorganization

The reorganization will not provide any substantive benefits to directors and officers of our Bank, who will continue to be directors and officers of the Bank and the Holding Company.

Accounting Treatment

The proposed transaction is a reorganization with no change in ownership interests, in that 100% of the Bank’s outstanding common stock is to be exchanged for 100% of the outstanding common stock of Chino Commercial Bancorp. Because the reorganization will result in no change in ownership interests, the consolidated financial statements of the Holding Company and the Bank will retain the Bank’s former basis of accounting and will initially be substantially identical to the Bank’s financial statements prior to the reorganization.

Regulatory Approvals

We cannot complete the reorganization unless it is approved or not disapproved (as appropriate) by the Federal Reserve Board and the Office of the Comptroller of the Currency (the “OCC”).

Chino Commercial Bank and Chino Commercial Bancorp have filed all of the required applications or notices with the Federal Reserve Board and the OCC. As of the date of this document, the Federal Reserve Board and the OCC have not granted their approvals or notices of non-disapproval needed to consummate the reorganization. While we do not know of any reason that we would not be able to obtain the necessary approvals or non-disapprovals, we cannot be certain when or if we will obtain them.

Existing Options to Acquire Chino Commercial Bank Common Stock Will Become Options to Purchase Chino Commercial Bancorp Common Stock After the Reorganization

After the reorganization is completed all of the obligations of Chino Commercial Bank under the Bank’s 2000 Stock Option Plan will become obligations of Chino Commercial Bancorp on the same terms and conditions, with the exception that the securities to be issued upon exercise of options pursuant the Bank’s 2000 Stock Option Plan will be shares of Chino Commercial Bancorp common stock.

You should rely only on the information in this proxy statement/prospectus or other information referred to in this document. Neither Chino Commercial Bancorp nor Chino Commercial Bank has authorized anyone to provide you with other or different information. This proxy statement/prospectus is dated May 3, 2006 and the information provided herein is as of that date. Neither the mailing of this document nor the issuance of Chino Commercial Bancorp stock in the reorganization shall create any implication that there has been no change in our affairs since the date hereof.

THE ANNUAL MEETING OF CHINO COMMERCIAL BANK

This proxy statement/prospectus is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Chino Commercial Bank to be held at the Los Serranos Country Club, 15656 Yorba Avenue, Chino Hills, California 91709, on Thursday, June 15, 2006, at 5:30 p.m. and at any and all adjournments thereof.

It is expected that this proxy statement/prospectus and accompanying Notice will be mailed to shareholders on approximately May 3, 2006.

Matters to be Considered

The matters to be considered and voted upon at the Meeting will be:

1.             Election of Directors. Electing ten (10) persons to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified.

2.             Bank Holding Company Reorganization. Approving a Plan of Reorganization, a copy of which is attached hereto as Appendix “A,” pursuant to which the Bank will become a wholly owned subsidiary of Chino Commercial Bancorp, a newly formed bank holding company, and each of the Bank’s issued and outstanding shares of common stock will be converted into a like number and kind of shares of stock of Chino Commercial Bancorp.

3.             Other Business. Transacting such other business as may properly come before the Meeting and any adjournment or adjournments thereof.

Revocability of Proxies

A proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Bank an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Subject to such revocation, all shares represented by a properly executed proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying proxy (the “Proxy Holders”) in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in favor of (i) the election of the nominees for directors set forth herein, (ii) the approval of the bank holding company reorganization and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The solicitation of the proxy accompanying this proxy statement/prospectus is made by the Board of Directors of the Bank, and the Bank and the Company will bear the costs of such solicitation, including preparation, printing and mailing costs. It is contemplated that proxies will be solicited through the mails, but officers, directors and regular employees of the Bank may solicit proxies personally. Although there is no formal agreement to do so, the Bank may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to shareholders whose stock in the Bank is held of record by such entities. In addition, the Bank may use the services of individuals or companies it does not regularly employ in connection with the solicitation of proxies, if Management determines it advisable.

VOTING SECURITIES

There were 818,453 shares of the Bank’s common stock, par value $3.33 per share, issued and outstanding on April 17, 2006, which has been set as the Record Date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each holder of common stock will be entitled to one vote, in person or by proxy, for each share of common stock standing in his or her name on the books of the Bank as of the Record Date for the Meeting on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares are entitled to be voted cumulatively. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The ten (10) candidates receiving the highest number of votes will be elected. If cumulative voting is declared at the Meeting, votes represented by Proxies delivered pursuant to this Proxy Statement may be cumulated in the discretion of the Proxy Holders, in accordance with the recommendations of the Board of Directors. An abstention or broker non-vote will have the same effect as a vote against a director nominee and against any other matters submitted for shareholder approval.

Approval of the holding company reorganization requires the affirmative vote of at least two-thirds of the outstanding shares of the Bank’s common stock.

PRINCIPAL SHAREHOLDERS

Management knows of no person who owned beneficially more than 5% of the outstanding common stock of the Bank as of April 17, 2006, except for Dann H. Bowman, Gregg C. Gibson and H. H. Kindsvater, each of whom is a member of the Board of Directors (see “PROPOSAL 1:  ELECTION OF DIRECTORS”).

PROPOSAL 1:  ELECTION OF DIRECTORS

The Bylaws of the Bank provide that the authorized number of directors of the Bank shall be not fewer than five (5) nor more than twenty-five (25) persons with the exact number to be fixed from time to time by resolution of the Board of Directors (subject to certain limitations) or the shareholders. The exact number of directors is presently fixed at ten (10). The first ten (10) persons named below, all of whom are presently members of the Board of Directors of the Bank, have been nominated for election to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. Votes will be cast pursuant to the enclosed Proxy in such a way as to effect the election of said ten (10) nominees, or as many thereof as possible under the rules of cumulative voting. In the event any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

Nominees, Directors and Executive Officers of the Bank

The following table sets forth certain information as of April 17, 2006 with respect to (i) those persons nominated by the Board of Directors for election as directors, (ii) the executive officers of the Bank, and (iii) the directors and executive officers as a group:

			Year First	Common Stock Beneficially Owned on April 17, 2006
Name, Address and Offices Held with Bank(2)	Principal Occupation for the Past Five Years	Age	Elected or Appointed Director	Number of Shares(3)	Vested Option Shares(4)	Percentage of Shares Outstanding(5)
Dann H. Bowman President, Chief Executive Officer and Director	President and Chief Executive Officer, Chino Commercial Bank, N.A.	47	2000	33,923	51,638	9.83%
Linda M. Cooper Director	President, Inland Empire Escrow, Inc.	60	2000	13,800(6)	5,897	2.39%
Pollyanna Franks Director	President, Southern Hospitality Estates, Inc.(7)	56	2000	14,300	7,428	2.63%
Gregg C. Gibson(3) Director	Private Investor	63	2004	75,000	0	9.16%
H. H. Kindsvater(8) Vice Chairman of the Board	Retired (formerly Chief Executive Officer, Hillview Acres Foster Home)	68	2000	28,307	18,445	5.59%
Richard G. Malooly Director	Owner, Re/Max Realty 100 (Diamond Bar)	67	2000	15,000	6,293	2.58%
Richard J. Vanderpool Director	President, Cal Cover Products, Inc. (Spa Cover Manufacturer)	51	2000	9,900	6,620	2.00%
Bernard J. Wolfswinkel Chairman of the Board	Retired (formerly Sales Manager and Public Relations Representative, Western Waste Industries)	73	2000	17,624	14,116	3.81%
Thomas A. Woodbury, D.O. Director	Family Practice Physician and Surgeon (Inland’s Physician Service)	47	2000	22,556	8,622	3.77%
Jeanette L. Young Director and Corporate Secretary	Realtor, Century 21 King Office (Chino)	54	2000	11,250	5,830	2.07%
Jo Anne Painter Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, Chino Commercial Bank, N.A.(9)	57	n/a	9,724	4,500	1.73%
Roger Caberto Senior Vice President and Chief Credit Officer	Senior Vice President and Chief Credit Officer, Chino Commercial Bank, N.A.(10)	60	n/a	2,540	0	0.31%
Directors and Executive Officers as a Group (12 persons)				253,924	129,389	40.44%

(2)             The business address of each of the directors and executive officers is 14345 Pipeline Avenue, Chino, California 91710.

(3)             Except as otherwise noted, may include shares held by or with such person's spouse (except where legally separated) and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); shares held in "street name" for the benefit of such person; or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.

(4)             Represents option shares which are vested or will vest within 60 days of April 17, 2006 pursuant to the Bank's Stock Option Plan.  (See “– Stock Options” and “– Compensation of Directors” herein.)

(5)             This percentage is based on the total number of shares of the Bank's common stock outstanding, plus, for each person or group, the number of option shares which are vested or will vest within 60 days of April 17, 2006 pursuant to the Bank's Stock Option Plan.  (See “– Stock Options” and “– Compensation of Directors” herein.)

(6)             Includes 5,250 shares held by the Inland Empire Escrow, Inc. 401(k) Profit Sharing Plan and Trust of which Ms. Cooper is the trustee; and 1,050 shares held by Ms. Cooper as trustee for seven grandchildren; as to all of which shares Ms. Cooper has sole voting and investment power.

(7)             Previously, Ms. Franks served as President and Chief Executive Officer of Sunset Haven (Senior Housing and Services) in Ontario, California from 1992 to October 2003.

(8)             Messrs. Gibson and Kindsvater are first cousins.

(9)             Ms. Painter was appointed Executive Vice President and Chief Financial Officer of the Bank in March 2002.  Previously, she served as Vice President and Chief Financial Officer since July 2000.

(10)       Mr. Caberto was appointed Senior Vice President and Chief Credit Officer of the Bank in September 2004.  Previously, he served as Vice President and Chief Credit Officer since August 2000.

Board Committees and Other Corporate Governance Matters

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility and has fully implemented the requirements the Securities and Exchange Commission (the “SEC”) in this regard. Among other things, the Board has adopted a Code of Ethics which applies to all of the Bank’s directors, officers, and employees, including the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, as well as a procedure for allowing employees to anonymously report any problems they may detect with respect to the Bank’s financial reporting. The Code of Ethics may be found on the Bank’s web site at “www.chinocommercialbank.com.”  The Bank intends to post notice of any waiver from, or amendment to, any provision of the Code of Ethics on this web site.

Audit Committee. The Board of Directors has, among others, a standing Audit Committee, consisting of directors Kindsvater (Chairman), Cooper, Franks, Wolfswinkel and Woodbury. The purpose of the Audit Committee, which met four (4) times during 2005, is to review the reports of the Bank’s outside auditors in order to fulfill the legal and technical requirements necessary to protect the Bank’s directors, shareholders, employees and depositors. In addition, it is the responsibility of the Audit Committee to select the Bank’s independent registered public accounting firm and to make certain that this firm has the necessary freedom and independence to examine all Bank records. The Audit Committee also reviews the scope of independent and internal audits and assesses the results. Each February, the Audit Committee reviews the results of the independent public accountants’ audit before the earnings report is released publicly. The Audit Committee periodically reviews the Bank’s accounting and financial operations, including the adequacy of the Bank’s financial and accounting personnel. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent accountants, with certain de minimis exceptions. The Audit Committee Charter, a copy of which is attached hereto as Appendix “C,” requires that the Audit Committee be comprised of at least three directors, each of whom must be independent as defined by the rules of Nasdaq. The Audit Committee is currently composed of five outside directors, each of whom is an independent director under this definition. No member of the Audit Committee, other than in his or her capacity as a member of the Board of Directors or Audit Committee, may accept any consulting, advisory or other compensatory fee from the Bank. While the Board believes that each member of the Audit Committee is highly qualified to discharge his or her duties, the Board has not designated any particular member of the Audit Committee as an “audit committee financial expert” under the SEC’s rules.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the Bank’s audited financial statements as of and for the year ended December 31, 2005. The committee has discussed with the Bank’s independent auditors, which are responsible for expressing an opinion on the conformity of the Bank’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of the Bank’s financial reporting. The committee has received from the independent auditors written disclosures and a letter as required by the Independence Standards Board, Standards No. 1, as amended, and discussed with the independent auditors the firm’s independence from management and the Bank. In considering the independence of the Bank’s independent auditors, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described on page 33 below.

In reliance on the review and discussions described above, the committee recommends to the Board of Directors that the year-end audited financial statements be included in the Bank’s Annual Report on Form 10-KSB for the year ended December 31, 2005 for filing with the Comptroller of the Currency.

Submitted by:
H. H. Kindsvater, Chairman
Linda M. Cooper	Bernard J. Wolfswinkel
Pollyanna Franks	Thomas A. Woodbury, D.O.

Compensation Committee. The Board also has a Compensation Committee, of which directors Franks (Chairman), Vanderpool and Woodbury are members. The primary function of the Compensation Committee, which met once during 2005, is to approve the employment of officers and to recommend the compensation for all officers. Additionally, the Compensation Committee recommends salary ranges for graded personnel and approves personnel policies recommended by senior officers of the Bank.

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2005, the Board of Directors of the Bank held a total of thirteen (13) meetings. Each director of the Bank attended at least 75% of the aggregate of (i) the total number of such meetings and (ii) the total number of meetings held by all committees of the Board on which such director served during 2005.

Director Nominations and Qualifications. The Bank does not have a standing Nominating Committee, as the Board of Directors is composed almost entirely of independent directors, and is sufficiently small as to make action by committee unnecessary for purposes of managing nominations. It is the policy of the Board of Directors that all members of the Board of Directors participate in the nomination of directors, in order that the broadest viewpoints and perspectives may be brought into the evaluation of sitting directors, the decision whether to invite new directors and the determination, and the evaluation of potential candidates for nomination as director.

The Bank does not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board of Directors does not have a separate charter concerning the director nomination process, but has adopted the following policies and procedures concerning this process by Board resolution:

Prior to making any decisions concerning the nomination of directors for each year’s annual meeting, the Board shall (i) evaluate the performance, attendance records of, and any loans or other transactions between the Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection; (ii) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of the Bank; (iii) consider the need to augment the Board for any specific purpose; (iv) review and consider any additional requests from outside parties to serve as directors; (v) if a new nominee is needed, determine the specific skills and experience desired in a new director; and (vi) in such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of the Bank, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the directors with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the nomination.

In identifying and evaluating potential nominees, the Board shall consider recommendations from directors, officers and employees of the Bank, as well as persons recommended by shareholders of the Bank, and shall evaluate persons recommended by directors, officers or employees in the same manner as those recommended by shareholders in selecting Board nominees.

In considering possible candidates for election as a director, the Board shall be guided by the principle that each director should: (i) be an individual of the highest ethical character and integrity; (ii) have substantial experience which is of particular relevance to the Bank; (iii) have the ability and willingness to devote sufficient time to the affairs of the Bank; (iv) have a meaningful financial stake in the Bank so as to assure that every director’s interests are aligned with those of the shareholders; (v) be knowledgeable about the business  activities and market areas in which the Bank does business; (vi) have an excellent personal and professional reputation in and commitment to one or more communities in which the Bank does business; (vii) serve or have served as chief executive officer or in another position of active leadership with a business or professional interest located within the market areas served by the Bank; (viii) have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others; (ix) have no conflict of interest that would interfere with his or her performance as a director; and (x) have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency. While the Board believes that every director should possess as many as possible of the above attributes, the Board has not established any specific group of such attributes as “minimum qualifications” for serving as a director.

The Board also believes that the ability of any director to work in a harmonious, friendly, cooperative manner is perhaps one of the most important attributes of a bank director. Accordingly, in considering the desirability of any particular candidate as a potential director, the Board shall also consider the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Bank. Tardiness, rancor, bitterness, back-biting, gossiping and any other personal behaviors which tend to lead to dissension, friction, or fighting among the members will be considered valid grounds for rejecting any proposed, or sitting, director from nomination for future service.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Board shall follow the same principles outlined above, and shall request of any potential nominee such information as the Board deems necessary to evaluate that individual’s qualifications to serve as a director of the Bank, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of the Bank’s existing directors and executive officers each year in connection with the preparation of the Bank’s proxy materials, in order to enable the Board to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to the SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15th of the previous calendar year, and must include the following in the written recommendation: (i) a statement that the writer is a shareholder and is proposing a candidate for consideration; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding the candidate’s qualifications to be director; (v) the number of shares of the Bank’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned; (vi) the written consent of the candidate to serve as a director if nominated and elected; (vii) information regarding any relationship or understanding between the proposing shareholder and the candidate; (viii) a statement that the proposed candidate has agreed to furnish to the Bank all information (including the completion of a Directors’ and Officers’ Questionnaire as described above) as the Bank deems necessary to evaluate such candidate’s qualifications to serve as a director; and (ix) as to the shareholder giving the notice (a) the name and address of the shareholder and (b) the number of shares of the Bank’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders. The procedures for nominating directors (as opposed to making recommendations pursuant to the above procedure), other than by the Board of Directors itself, are set forth in the Bank’s Bylaws and in the Notice of Annual Meeting of Shareholders.

Shareholder Communications with Board of Directors. Shareholders may communicate with the Board of Directors or any individual director by mailing a communication to the Bank’s principal executive offices addressed to the Board of Directors or the individual director. All of such communications, except those clearly of a marketing nature, will be forwarded directly to the appropriate individual director or presented to the full Board of Directors at the next regularly scheduled Board of Directors’ meeting.

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Bank and to provide an opportunity for shareholders to communicate any concerns to them. The Bank’s policy is that all directors are expected to attend each annual meeting of the shareholders of the Bank unless personal or family illness or other compelling personal or business circumstances prevent attendance. All ten (10) directors attended the Bank’s Annual Meeting of Shareholders in 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Bank during and with respect to its 2005 fiscal year, no director, executive officer or beneficial owner of 10% or more of the Bank’s common stock failed to file, on a timely basis, reports required during or with respect to 2005 by Section 16(a) of the Securities Exchange Act of 1934, as amended.

Executive Compensation

The following table sets forth certain summary compensation information with respect to the Chief Executive Officer of the Bank and the only other executive officers of the Bank whose total salary and bonus for the fiscal year ended December 31, 2005, exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

Name and Principal		Annual Compensation(11)		Long Term Compensation Stock Options Granted (Number	All Other
Position	Year	Salary(12)	Bonus	of Shares)(13)	Compensation
Dann H. Bowman President and Chief Executive Officer	2005 2004 2003	$132,200 126,900 117,483	$46,589 30,144 25,400	0 0 5,817	$17,256(14) 9,793(14) 5,194(14)
Jo Anne Painter Executive Vice President and Chief Financial Officer	2005 2004 2003	113,333 104,617 95,333	7,000 6,000 4,500	0 0 0	22,423(15) 15,938(15) 3,813(15)
Roger Caberto Senior Vice President and Chief Credit Officer	2005 2004 2003	94,933 89,650 82,666	5,700 5,200 4,000	0 0 0	25,825(16) 17,556 (16) 3,306(16)

(11)       Excludes the cost to the Bank of any personal benefits, as the value of such benefits with respect to any of the Named Executive Officers did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported.

(12)       Salary figures include amounts deferred pursuant to the Bank’s 401(k) Plan (the “401(k) Plan”).  The 401(k) Plan permits participants to contribute a portion of their annual compensation on a pre-tax basis (subject to a statutory maximum), which contributions vest immediately when made.  The Bank's policy for employees with more than 1,040 hours of service per year, is to match 100% of employee contributions which do not exceed 3% of such employee's annual compensation, and 50% of employee contributions which exceed 3% but do not exceed 5% of such employee's annual compensation, which contributions also vest immediately when made.  Participants have discretion to invest their 401(k) account funds in a variety of investment alternatives, including shares of the Bank's common stock.

(13)       As adjusted for the three-for two stock split paid to shareholders of record as of May 20, 2004 with respect to any options granted prior to that date.

(14)       Consists of $11,543 and $4,240 expensed by the Bank in 2005 and 2004, respectively, in connection with Mr. Bowman’s salary continuation agreement (see “Salary Continuation Agreements” herein); employer contributions to Mr. Bowman’s account pursuant to the 401(k) Plan in the amounts of $5,288, $5,058 and $4,699 in 2005, 2004 and 2003, respectively; and term life insurance premiums in the amount of $425, $495 and $495 for 2005, 2004 and 2003, respectively.

(15)       Consists of $17,890 and $11,805 expensed by the Bank in 2005 and 2004, respectively, in connection with Ms. Painter’s salary continuation agreement (see “Salary Continuation Agreements” herein); and employer contributions to Ms. Painter’s account pursuant to the 401(k) Plan in the amounts of $4,533, $4,133 and $3,813 for 2005, 2004 and 2003, respectively.

(16)       Consists of $22,028 and $13,977 expensed by the Bank in 2005 and 2004, respectively, in connection with Mr. Caberto’s salary continuation agreement (see “Salary Continuation Agreements” herein); and employer contributions to Mr. Caberto’s account pursuant to the 401(k) Plan in the amounts of $3,797, $3,579 and $3,306 for 2005, 2004 and 2003, respectively.

Stock Options

The Bank’s 2000 Stock Option Plan (the “Plan”), intended to advance the interests of the Bank by encouraging stock ownership on the part of key employees, was approved by the shareholders on August 22, 2000. The Plan provides for the issuance of both “incentive” and “non-qualified” stock options to salaried officers and employees of the Bank and of “non-qualified” stock options to non-employee directors of the Bank. All options are granted at an exercise price of not less than 100% of the fair market value of the stock on the date of grant.(17)  Each option expires not later than ten (10) years from the date the option was granted. Options are exercisable in installments as provided in individual stock option agreements; however, if an optionee fails to exercise his or her rights under the options within the year such rights arise, the optionee may accumulate them and exercise the same at any time thereafter during the term of the option. In addition, in the event of a “Terminating Event,” i.e., a merger, sale of assets, or certain changes in control of the Bank, all outstanding options under the Plan shall become exercisable in full (subject to certain notification requirements), and shall terminate if not exercised within a specified period of time, unless provision is made in connection with the Terminating Event for assumption of such

(17)       Exercise price per share is equivalent to market price per share on the date of grant, as determined by the Board of Directors of the Bank, based upon trades in the Bank’s common stock known to the Bank and “bid” and “asked” prices received by brokers dealing in the Bank’s common stock.

options, or substitution of new options covering stock of a successor corporation. This reorganization does not constitute a Terminating Event under the Plan, and all outstanding options will become options to purchase shares of the Holding Company’s common stock following the reorganization. As of December 31, 2005, the Bank had options outstanding to purchase a total of 136,387(18)shares of its common stock under the Plan, with an average exercise price of $7.27(18) per share with respect to all such options. As of that same date, the fair market value of the Bank’s common stock was $19.00 per share.

(18)       As adjusted for the three-for two stock split paid to shareholders of record as of May 20, 2004 with respect to any options granted prior to that date.

No options were granted to or exercised by the Named Executive Officers during 2005. The following information is furnished with respect to stock options held by the Named Executive Officers at December 31, 2005:

	Number of Unexercised Options		Value of Unexercised In-the-Money Options
	at December 31, 2005(18)		at December 31, 2005(19)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Dann H. Bowman	51,638	2,500	$608,250	$17,925
Jo Anne Painter	4,500	0	45,765	0
Roger Caberto	0	n/a	0	n/a

(19)       Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at December 31, 2005.

Employment Agreement

The Bank has entered into an Employment Agreement with Dann Bowman, President and Chief Executive Officer, for a term of three (3) years commencing July 1, 2003, at an annual base salary of $124,200 for the first year, $129,600 for the second year and $134,800 for the third year of the term (the “Agreement”). Under the Agreement, Mr. Bowman is entitled to an incentive bonus equal to 5% of the Bank’s after-tax profits. The Agreement also provides for discretionary bonuses, the issuance of stock options, an automobile allowance of $600 per month, expense reimbursement, and customary medical insurance coverage. In the event Mr. Bowman’s employment by the Bank is terminated at will, he will receive a lump sum payment equal to the lesser of eighteen (18) months’ severance pay or the balance due under the Agreement, but in no event less than six (6) months’ salary, and if such termination occurs within 60 days of the end of a fiscal year, the Board must consider payment of a pro rata bonus. If Mr. Bowman is terminated or constructively terminated in connection with or following a merger or change in control of 25% or more of the Bank’s stock (subject to certain exceptions), he will be entitled to the same benefits as in the case of actual termination at will described above. This reorganization does not constitute a change in control for purposes of the Agreement.

Salary Continuation Agreements

The Bank entered into a salary continuation agreement with Dann Bowman in 2004 to provide him with (i) supplemental income upon retirement, (ii) an additional incentive to remain with the Bank in order to receive his full retirement benefits; and (iii) a compensation package which is competitive in the marketplace. Pursuant to the salary continuation agreement, Mr. Bowman (or his beneficiary) will receive $44,000 per year for ten (10) years upon retirement, subject to certain conditions. In order to receive his full retirement benefits, Mr. Bowman must remain continuously employed by the Bank until he retires (at age 65), except that (i) in the event of death prior to retirement while still employed by the Bank, Mr. Bowman’s beneficiary shall receive a lump sum death benefit in the amount of approximately $318,000; and (ii) in the event of a merger or change in control of 25% or more of the Bank’s stock (subject to certain exceptions), the surviving or resulting corporation must agree to be bound by the salary continuation agreement, and if Mr. Bowman is terminated or constructively terminated in connection with or within one year following such event, he will be fully vested in his full retirement benefits. However, the amount of any benefits to be paid under Mr. Bowman’ salary continuation agreement in the event of a merger or other change in control would be limited to the amounts allowed as deductible payments pursuant to Section 280G of the Internal

Revenue Code. All benefits would cease in the event of termination for cause, and if Mr. Bowman’s employment were to end due to disability, voluntary termination or termination without cause, he would receive an annual retirement benefit based on the percentage of total retirement benefits which had vested under the Continuation Agreement as of the termination date. Such benefits vest at the rate of 14% per year beginning in February 2005 in the case of disability or termination without cause; and at the rate of 0% for the first five years, and 14% per year beginning in February 2010 in the case of voluntary termination. In addition, in accordance with a split dollar agreement entered into simultaneously with the salary continuation agreement, in the event of death after retirement, Mr. Bowman’s beneficiary shall still receive the full lump sum death benefit in addition to all retirement benefits paid at the time of death, except that if the amounts being paid under the salary continuation agreement represented only a portion of the total benefits due thereunder because the benefits were not fully vested, then the amount of the death benefit would be proportionally adjusted to reflect the same percentage as the proportion of salary continuation payments being made at the time of death.

The Bank also entered into salary continuation agreements and split dollar agreements with Jo Anne Painter and Roger Caberto in 2004, containing the same material terms as Mr. Bowman’s salary continuation agreement, except that (i) the amounts of the annual benefits for Ms. Painter and Mr. Caberto will be $37,000 and $32,000, respectively; (ii) the amounts of the lump sum death benefits (subject to adjustment as described above) will be approximately $267,000 and $231,000, respectively; and (iii) in the event of voluntary termination, Mr. Caberto will be fully vested in 2011 due to his reaching retirement age.

The Bank intends to fund its obligations under the salary continuation and split dollar agreements through the proceeds of single premium life insurance policies purchased by the Bank in January 2004, which policies name the Bank as beneficiary. The cost of making payments under these agreements will be accrued for annually by the Bank in amounts such that all future payments to be made will have been fully accrued for by the applicable retirement dates. The Bank will eventually be reimbursed, however, for payments made under these agreements through the proceeds of the life insurance policies referred to above. The amounts expensed by the Bank in 2004 and 2005 to fund the salary continuation agreements for the Named Executive Officers are set forth in the Summary Compensation Table above (see “— Executive Compensation” above). However, these amounts were more than offset by tax advantaged income the Bank earned on the insurance policies during those years.

Compensation of Directors

Non-employee directors receive $500 per month, and the Chairman and Vice Chairman of the Board receive $850 and $750 per month, respectively, for their service on the Board of Directors. In addition, all non-employee directors receive $120 per Board meeting attended, plus $120 per meeting for attendance at each meeting of a Board committee of which they are a member.

None of the Bank’s non-employee directors was granted or exercised any stock options in 2005. As of December 31, 2005, the following non-employee directors held fully exercisable options to purchase the following numbers of shares, all at exercise prices of $6.67 per share, and all with expiration dates in 2010: Ms. Cooper: 4,671 shares; Ms. Franks: 6,201 shares; Mr. Kindsvater: 17,220 shares; Mr. Malooly: 5,067 shares; Mr. Vanderpool: 5,394 shares; Mr. Wolfswinkel: 12,891 shares; Dr. Woodbury: 7,396 shares; and Ms. Young 4,605 shares. In addition, as of December 31, 2005 each non-employee director other than Mr. Gibson held a fully exercisable stock option to purchase 1,225 shares at $8.83 per share, expiring in 2013. As of that same date, the fair market value of the Bank’s common stock was $19.00 per share. Information concerning stock options held by Mr. Bowman, who is also a Named Executive Officer, is set forth above under “Stock Options.”

Certain Transactions

Some of the directors, executive officers and principal shareholders of the Bank and the companies with which they are associated have been customers of, and have had banking transactions with, the Bank in the ordinary course of the Bank’s business since January 1, 2005, and the Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons of similar creditworthiness, and, in the opinion of Management of the Bank, did not involve more than the normal risk of repayment or present any other unfavorable features.

PROPOSAL 2:  BANK HOLDING COMPANY REORGANIZATION

Your Board of Directors has approved a plan of reorganization under which the business of the Bank will be conducted as a wholly-owned subsidiary of Chino Commercial Bancorp and each outstanding share of the Bank’s common stock will be converted into one share of Chino Commercial Bancorp’s common stock. The details of the reorganization are set forth in the Plan of Reorganization between the Bank and Chino Commercial Bancorp which is attached as Appendix “A” hereto. Your Board of Directors has unanimously approved the Plan of Reorganization and recommends a vote “FOR” the proposed reorganization.

Reasons for the Reorganization

We believe that a holding company structure will better position us to compete in the markets that we serve by providing greater corporate and financial flexibility. Specifically, it will allow us to:

•                                          Quickly and easily increase regulatory capital, should it be advisable, by issuing trust preferred securities through a subsidiary of the Holding Company, or exploring other institutional debt markets;

•                                          Utilize increased structural alternatives for acquisitions;

•                                          Participate in activities or acquire or establish other business related to banking in which either the Bank is not permitted to engage directly, or for which the Bank would need prior regulatory approval;

•                                          Be able to redeem our stock if appropriate, without the time and expense of obtaining shareholder or regulatory approval; and

•                                          Take certain routine corporate actions, such as declaring a stock split or large stock dividend, without the time and expense of obtaining shareholder approval.

First, the bank holding company structure would provide more financing alternatives to subsidiaries of the holding company, particularly under changing conditions in financial markets. For example, a holding company structure is required for the issuance of trust preferred securities which would qualify as Tier 1 capital up to a specified limit. While the Board of Directors has no present intention to issue trust preferred securities, this vehicle has become increasingly common in the past several years, and a substantial percentage of existing bank holding companies have taken advantage of this opportunity. The issuance of trust preferred securities has several specific advantages over raising capital though a public stock offering: the time frame involved is very short, the costs compared to a public offering are relatively low, and there is no dilution of the company’s common stock. However, unlike a stock offering, which would result in 100% of the proceeds qualifying as Tier 1 capital, trust preferred securities currently qualify as Tier 1 capital only up to 25% of such capital, with the remainder being Tier 2 capital. In addition, the 25% limitation, and the fact that trust preferred securities qualify as Tier 1 capital at all, are subject to the rules of the Federal Reserve Board, and there is no guarantee that trust preferred securities will continue to qualify as Tier 1 capital in the future or that the percentage limitation may not change.

Bank holding companies have also generally had greater access to institutional debt markets than banks and are not subject to certain borrowing restrictions which apply to banks (except for regulatory debt-to-equity ratio and policies and considerations of safety and soundness). To provide capital to one of its subsidiaries, a holding company might borrow in reliance on its consolidated financial condition, and not just the financial condition of the affected subsidiary, without the need to sell additional common stock or other equity securities. In this connection, the Federal Reserve Board has recently increased the threshold for the definition of “small bank holding company” from $150 million to $500 million in total assets, so that holding companies with assets of less than this amount, meeting certain additional requirements, are generally exempt from the Federal Reserve Board’s capital guidelines, and need only meet regulatory capital requirements on a bank-only basis. Small bank holding companies are also permitted higher debt-to-equity ratios than larger bank holding companies. Once a bank holding company reaches the $500 million threshold, all relevant capital ratios must then be met on both a bank-only and consolidated basis, and debt-to-equity ratios must be reduced if in excess of the larger bank holding company requirements. At present, neither Chino Commercial Bank nor Chino Commercial Bancorp has any present plans to borrow funds for the use of or to contribute to any subsidiary of Chino Commercial Bancorp and the Holding Company does not anticipate any need to take advantage of the increased debt-to-equity ratios permitted for small bank holding companies.

In addition, the bank and thrift industry has been undergoing a period of consolidation for some time. We believe that the holding company structure may make it easier for us to respond quickly to take advantage of expansion opportunities which are in our shareholders’ best interests. For instance, as a bank, we cannot own a separate bank or thrift institution, but the Holding Company could acquire and operate another institution as a separate entity. Also, holding companies can acquire effective control of other banks by purchasing substantially less than 100% of the target bank, which is considerably cheaper than acquisitions by banks, which must involve 100%. Acquisitions by holding companies may also enjoy certain tax and/or accounting-related advantages regarding acquisition premiums and/or acquisition debt, although no assurance can be given that such advantages will continue to apply in the future.

The reorganization may also make it easier for us to engage in certain non-bank activities and to take advantage of future changes in the laws and regulations governing banks and bank-related activities. For example, since 1997, there has been a significant expansion of permissible non-banking activities for bank holding companies and subsidiaries thereof in a wide variety of areas. While an adequately capitalized national bank would be permitted to engage in these activities, it would generally not be able to invest in the stock of other corporations that engage in such activities (other than majority owned subsidiaries). In addition, while there can be no guarantee that this will happen, opportunities may arise in the future for bank holding companies which would not be available to banks. The bank holding company corporate structure may prove valuable in enabling us to take advantage of any such new opportunities that may be made available in the future. In many cases the issue would primarily be one of timing and expense, rather than the ability to engage in any specific activity, similar to the considerations discussed below concerning certain routine corporate actions and stock repurchases. The Board of Directors believes it is desirable to be in a position to quickly respond to opportunities that may arise in the marketplace when appropriate, which opportunities could possibly be lost to other competitors if the Bank were required to obtain prior regulatory approval and such competitors were not.

The reorganization would also enable us to take advantage of certain provisions of the Gramm-Leach-Bliley Act which, in March 2000, enabled full affiliations to occur between banks and securities firms, insurance companies, and other financial service providers. This legislation permits qualified bank holding companies to become “financial holding companies” and thereby acquire securities firms and insurance companies and engage in other activities that are “financial in nature,” although we have not elected to become a financial holding company initially. Following the reorganization, Chino Commercial Bancorp may consider engaging in activities which are permissible for a bank holding company or a financial holding company, provided that engaging in such activities is deemed by the Board of Directors to be in the best interests of Chino Commercial Bancorp and its shareholders. Again, for the most part it is likely that the competitive difference would primarily be one of timing and expense, rather than the ability to engage in any specific activity.

Holding companies also have considerably greater flexibility than national banks in the area of repurchasing securities. Currently, we are permitted to repurchase our stock, but only with the prior approval of both the OCC and two-thirds of the Bank’s outstanding shares, and subject to applicable restrictions and requirements imposed by the OCC. The Holding Company, on the other hand, would be permitted to repurchase its stock by action of the Board of Directors, subject to any limitations imposed by the rules and regulations of the Federal Reserve Board and the limitations on dividends under applicable state law. California state non-member banks can also repurchase their securities without shareholder approval, though regulatory approval is required. Again, this disparity for national banks, particularly the super-majority shareholder approval requirement, places national banks at a competitive disadvantage not only by forcing them to incur considerable additional expense to implement a repurchase program, but also by making it impossible to base timing decisions concerning such a program on normal business considerations, as the only time to obtain shareholder approval without incurring an even greater expense is at the annual shareholders’ meeting.

While the Board of Directors has no specific plans to implement a repurchase plan, it may consider doing so following the consummation of the reorganization if it determines that such a plan would be in the best interests of the Holding Company and its shareholders. The Holding Company would still be subject to specific requirements of the Federal Reserve Board with respect to stock repurchases, which requirements are designed to ensure that such repurchases are done consistent with the safety and soundness of the institution in mind. Provided that a holding company is “well capitalized” under applicable regulations of the Federal Reserve Board, has received a composite “1” or “2” rating at its most recent bank holding company inspection by the Federal Reserve Board, and is not the subject of any unresolved supervisory issues, its Board of Directors could institute a stock repurchase program without any regulatory approval or prior notification. Otherwise, the holding company would be required to notify the Federal Reserve Board of any proposed repurchase which (including all purchases or redemptions of its equity securities during the 12 months preceding the date of notification) would equal or exceed 10% of the company’s consolidated net worth as of the date of such notice. Repurchases of less than this amount would require no regulatory notification. (The Federal Reserve Board may also permit repurchases in excess of this amount if it determines that the repurchase would not constitute an unsafe or unsound practice and that it would not violate any applicable law, rule, regulation or order, or any condition imposed by, or written agreement with, the Federal Reserve Board.)

Finally, the holding company structure will enable us to take certain routine corporate actions without the time or expense of obtaining shareholder approval, which would place us on a more competitive footing with respect to many of our competitors. For example, the Holding Company will be able to split its stock by action of its Board of Directors, subject to the required filing of the related amendment to the Articles of Incorporation with the California Secretary of State. State chartered banks can also split their stock and amend their articles of incorporation to do so without shareholder approval, though approval of the California Department of Financial Institutions is required. National banks, by contrast, must obtain shareholder approval for this routine action. As a California corporation, the Holding Company will also be able to declare large stock dividends (20% or greater) by Board action alone, and account for such dividends as stock splits, thereby avoiding the need to either deplete the company’s retained earnings as a result of declaring stock dividends, or incur the time and expense of obtaining shareholder approval. State banks in California also have this flexibility. National banks cannot accomplish either of these actions without shareholder approval, which places them at a competitive disadvantage in this regard compared to state chartered banks or bank holding companies.

Description of the Plan of Reorganization

Chino Commercial Bancorp has been organized at the direction of the Bank. Pursuant to the terms of the Plan of Reorganization, on the effective date of the reorganization, the Bank’s shareholders will automatically become shareholders of Chino Commercial Bancorp, with each share of the Bank’s common stock held by them being converted into one share of Chino Commercial Bancorp’s common stock. The 100 outstanding shares of Chino Commercial Bancorp held by Dann H. Bowman, which are currently the Holding Company’s only outstanding shares, will be redeemed for nominal consideration of $1,000, and the Bank will issue 100 shares to Chino Commercial Bancorp so that Chino Commercial Bancorp will own 100% of the issued and outstanding shares of the Bank. The Bank will continue to operate under its existing Certificate of Authority issued by the OCC. The new shareholders of Chino Commercial Bancorp will have essentially the same rights as they currently have as shareholders of the Bank, but as they will no longer be shareholders of the Bank, they will not be entitled to vote on matters requiring the approval of the Bank’s shareholders. (See “— Comparison of Rights of Shareholders of Chino Commercial Bancorp and Chino Commercial Bank.”)

Upon consummation of the reorganization, outstanding certificates for shares of the Bank’s common stock will represent shares of Chino Commercial Bancorp’s common stock. Following the close of the reorganization, the Bank will notify each shareholder of the consummation and give each shareholder an opportunity to present his or her certificate to Chino Commercial Bancorp for a new certificate evidencing shares of Chino Commercial Bancorp common stock if desired. Unless and until exchanged, the certificates for shares of the Bank’s common stock will represent the shares of Chino Commercial Bancorp common stock into which the shares of the Bank’s common stock have been converted.

Consummation of the reorganization requires: the affirmative vote of two-thirds of the issued and outstanding shares of common stock of the Bank and the affirmative vote of consent of a majority of the issued and outstanding shares of Chino Commercial Bancorp; the non-disapproval by the Federal Reserve Board of Chino Commercial Bancorp’s notice of intention to become a bank holding company; the approval of the OCC of the reorganization; and the fulfillment of certain other legal requirements. It is anticipated that the effective date of the reorganization will at the end of June 2006 or after the receipt of all governmental approvals or non-disapprovals required for the reorganization and the expiration of any applicable waiting periods related thereto, whichever is later.

If any action, suit or proceeding should be threatened or instituted with respect to the proposed reorganization, the Bank’s Board of Directors reserves the right, in its sole discretion, to terminate the transaction at any time before the effective date. Moreover, if for any other reason the consummation of the reorganization is inadvisable in the opinion of the Boards of Directors of the Bank or Chino Commercial Bancorp, the reorganization may be terminated by either Board before or after the Bank’s shareholders vote to approve the reorganization. If the holders of two-thirds of the issued and outstanding shares of the Bank should fail to approve the reorganization, the conditions and legal requirements to consummate the reorganization are not satisfied or fulfilled, or the transaction is otherwise terminated as provided above, the business of Chino Commercial Bank would continue to operate under the ownership of its then-existing shareholders.

Costs of Reorganization

The costs of the reorganization are currently being paid, to the extent properly allocated, by Chino Commercial Bancorp and the Bank. Chino Commercial Bancorp has obtained a loan from a non-affiliated third party to finance its portion of the costs of the reorganization, and intends to repay the loan following the consummation of the reorganization from the proceeds of a cash dividend to be paid by Chino Commercial Bank at that time. The total costs of the reorganization are presently estimated at approximately $75,000. In the event the reorganization is not consummated, such costs as have been incurred, including the cost of organizing Chino Commercial Bancorp, will be assumed and paid by the Bank.

Accounting Treatment

The proposed transaction is a reorganization with no change in ownership interests in that 100% of the Bank’s outstanding common stock is to be exchanged for 100% of the outstanding common stock of Chino Commercial Bancorp. Because there will be no change of ownership, the consolidated financial statements of Chino Commercial Bancorp and the Bank will retain the former basis of accounting of the Bank and will initially be substantially identical to the Bank’s financial statements prior to the reorganization.

Rights of Dissenting Shareholders

Under applicable law, a shareholder of the Bank who votes against the reorganization, or who has given notice in writing to the Bank at or prior to the meeting that they dissent from the reorganization, will be entitled to receive in cash the value of the shares held by that shareholder if, and when, the reorganization is consummated, upon written request made to Chino Commercial Bank at any time before thirty days after the date of consummation of the reorganization, accompanied by the surrender of their stock certificates.

The value of a dissenting shareholder’s shares shall be determined as of the effective date of the reorganization by an appraisal made by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the Bank and the third by the other two. The valuation agreed upon by any two of the three appraisers shall govern. If, however, the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment for his shares of the Bank’s common stock, such dissenting shareholder may appeal to the OCC, which will cause a new, final and binding appraisal to be made of the value of the shares. If, within ninety days from the date of consummation of the reorganization, for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of such shares, the OCC will, upon written request of any interested party, cause an appraisal to be made. Shareholders of the Bank who have perfected their dissenters’ rights in accordance with applicable law will have no rights to receive shares of Chino Commercial Bancorp common stock.

The foregoing description is only a summary and is qualified in its entirety by reference to 12 U.S.C. Section 215a-2(c) and 12 U.S.C. Section 215a(b)-(d) of the United States Code, a copy of which is included in Appendix “B.”  Also attached as part of Appendix “B” is a copy of a Banking Circular which discusses the OCC’s appraisal procedures. Shareholders of the Bank are urged to read this Appendix and consult with an advisor prior to exercising dissenters’ rights.

Issuance of Securities and Restrictions on Resale by Affiliates

The offer and sale of Chino Commercial Bancorp’s common stock in connection with the reorganization will be exempt from registration under federal law pursuant to the provisions of Section 3(a)(12) of the Securities Act of 1933, as amended (the “Securities Act”). That section provides that securities issued in connection with the reorganization of a bank to form a holding company are exempt from registration, provided the reorganization meets specified requirements (all of which will be met in this case). The stock issued by Chino Commercial Bancorp in the reorganization will also be exempt from qualification under the California Corporate Securities Law (the “CSL”) pursuant to Section 18(b) of the Securities Act and Section 25100.1 of the CSL. Resales of such securities may be made in accordance with applicable non-issuer transaction exemptions under the CSL.

Under federal securities laws, the stock exchanged in the reorganization will be freely tradable by “non-affiliates,” but will be subject to certain restrictions in the case of “affiliates” of the holding company. “Affiliates” may include officers and directors of the Bank or Chino Commercial Bancorp, as well as any shareholders who own 10% or more of Chino Commercial Bancorp’s outstanding stock. Chino Commercial Bancorp stock held by “affiliates” can be sold only if such shares are registered or transferred in a transaction exempt from registration under the 1933 Act, for instance under SEC Rules 144 and 145, or through a private placement (in which case the stock would contain restrictions on subsequent transfers). SEC Rules 144 and 145 generally require that before an affiliate can sell stock:

•                                          There must be on file with the SEC public information filed by the issuer;

•                                          The affiliate must sell his stock in a unsolicited broker’s transaction or directly to a market maker; and

•                                          During any three-month period, the amount of the securities that can be sold is limited to the greater of 1% of the outstanding stock of the issuer or the average weekly trading volume during the last four calendar weeks.

It may be advisable for those shareholders who may become “affiliates” of Chino Commercial Bancorp to consult their legal counsel before selling any Chino Commercial Bancorp stock.

Federal Income Tax Consequences

The following discussion is limited to the material federal income tax consequences of the proposed reorganization and does not discuss state, local or foreign tax consequences or all of the tax consequences that might be relevant to shareholders of Chino Commercial Bank entitled to special tax treatment.

Based on the opinion of Hutchinson and Bloodgood LLP (“Hutchinson and Bloodgood”), the Bank’s independent accountants, the proposed reorganization will qualify for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. The opinion is conditioned upon the accuracy of various customary factual representations made to Hutchinson and Bloodgood, both now and at the time of the reorganization, the accuracy of which will be confirmed as a condition of the reorganization, and certain factual assumptions made by that firm. The opinion is based on current law and assumes that the reorganization is consummated as described herein. Any changes in fact or in law could adversely affect the tax consequences discussed herein. The opinion is not binding on the IRS or the courts, and no ruling from the IRS has been or will be sought with respect to any tax consequences of the reorganization.

Based upon the qualification of the reorganization as a reorganization within the meaning of Section 368 of the Internal Revenue Code for federal income tax purposes:

(a)           No gain or loss will be recognized by Chino Commercial Bank or Chino Commercial Bancorp in connection with the reorganization;

(b)           No gain or loss will be recognized by the shareholders of Chino Commercial Bank upon their receipt of Chino Commercial Bancorp common stock in exchange for their shares of Chino Commercial Bank common stock pursuant to the reorganization;

(c)           The Chino Commercial Bancorp common stock received by the shareholders of Chino Commercial Bank in exchange for their Chino Commercial Bank common stock will have the same basis for federal income tax purposes as the basis of the shares of Chino Commercial Bank common stock surrendered in exchange therefor;

(d)           The holding period of Chino Commercial Bancorp common stock received by shareholders of Chino Commercial Bank in exchange for their Chino Commercial Bank common stock will include the holding period of the Chino Commercial Bank common stock surrendered by them in the reorganization, provided that such shares of Chino Commercial Bank common stock surrendered were held as capital assets by the Chino Commercial Bank shareholder on the date of consummation of the reorganization; and

(e)           The tax basis of the assets of Chino Commercial Bank retained by Chino Commercial Bank will be the same as the tax basis for such assets immediately before the reorganization.

Chino Commercial Bank’s shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the reorganization, including tax return reporting requirements and the applicability and effect of federal, state, local, foreign and other applicable laws.

Comparison of Rights of Shareholders of Chino Commercial Bancorp and Chino Commercial Bank

The following table sets forth a comparison which summarizes significant similarities and differences between the rights of shareholders of Chino Commercial Bancorp and Chino Commercial Bank. A more detailed explanation of these matters follows and should be reviewed in connection with the table.

	Chino Commercial Bancorp	Chino Commercial Bank
Authorized Capital: Common Stock	10,000,000 shares	10,000,000 shares
Dividend Rights	Payable when declared by Board out of legally available funds.	Similar, but subject to National Banking Act and other federal laws.
Voting Rights	Cumulative voting	Same, but without certain notifica-tion requirements.
Preemptive Rights	None	None
Liquidation Rights	Pro rata	Same
Corporate Operation: Number of Directors	Range of 7 to 13, currently fixed at 10 by Board.	Range of 5 to 25, currently fixed at 10 by shareholders.
Term of office	All directors elected annually.	Same

Authorized Capital Stock

The Bank currently has authorized capital consisting of 10,000,000 shares of common stock, $3.33 par value per share. Of these authorized shares, as of April 17, 2006, there were 818,453 shares of the Bank’s common stock issued and outstanding. In addition, there were options outstanding to purchase 136,387 shares of the Bank’s common stock pursuant to the Bank’s Stock Option Plan. Upon the effectiveness of the reorganization, all outstanding options to purchase the Bank’s common stock under the Bank’s Stock Option Plan will be automatically converted to options to purchase Chino Commercial Bancorp common stock. The Bank has no other outstanding options, warrants or other outstanding rights to purchase shares of the Bank’s common stock.

Chino Commercial Bancorp currently has authorized capital consisting of 10,000,000 shares of common stock, no par value. Of these authorized shares, 100 shares of common stock have been issued.

In the reorganization, Chino Commercial Bancorp will issue approximately 818,453 shares of Chino Commercial Bancorp common stock in exchange for all of the outstanding shares of the Bank’s common stock. The balance of the Chino Commercial Bancorp’s authorized common stock will be available to be issued when and as the Board of Directors of Chino Commercial Bancorp determines it is advisable to do so. While there are no present plans or agreements to issue any additional shares of Chino Commercial Bancorp’s common stock, such shares could be issued for the purpose of raising additional capital, in connection with acquisitions of other assets or investments, or for other corporate purposes. The Board of Directors of Chino Commercial Bancorp will generally have the authority to issue shares of common stock, without obtaining the approval of existing shareholders. If additional shares of the Chino Commercial Bancorp’s common stock were to be issued, the existing holders of Chino Commercial Bancorp common stock would own a proportionately smaller portion of the total number of shares of the then issued and outstanding common stock.

Dividend Rights

Shareholders of the Bank are entitled to dividends when, as and if declared by the Bank’s Board of Directors out of funds legally available therefor. Since the Bank is a national bank, its ability to pay dividends or make distributions to its shareholders is subject to restrictions set forth in the National Bank Act and regulations of the OCC. A national bank is prohibited from paying dividends out of common capital and certain paid in capital in the form of surplus. Dividends must be paid out of undivided profits then on hand less the allowance for loan losses and statutory bad debts, and only if the bank meets applicable regulatory capital requirements. A national bank is also prohibited from declaring a dividend on its shares of common stock until its surplus fund equals the amount of its common capital (total outstanding common shares times the par value per share). Additionally, if losses have at any time been sustained equal to or exceeding the bank’s undivided profits then on hand, no dividend may be paid. Moreover, even if a bank’s surplus exceeds its common capital and its undivided profits exceed its losses, the approval of the OCC is required for the payment of dividends if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits for that year combined with its retained net profits of the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

A national bank must also consider other factors in determining the payment of dividends, including the maintenance of an adequate reserve for loan losses and the need to revise or develop a comprehensive capital plan, complete with financial projections, budgets and dividend guidelines.

The holders of Chino Commercial Bancorp common stock will be entitled to receive dividends when and as declared by its Board of Directors out of funds legally available therefor, subject to the restrictions set forth in the California General Corporations Law (the “GCL”). The GCL provides that a corporation may make a distribution to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution. The GCL further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally are as follows: (i) the corporation’s assets equal at least 1¼ times its liabilities; and (ii) the corporation’s current assets equal at least its current liabilities or, if the average of the corporation’s earnings before taxes on income and before interest expense for two preceding fiscal years was less than the average of the corporation’s interest expense for such fiscal years, then the corporation’s current assets must equal at least 1¼ times its current liabilities. Under the Federal Reserve Board’s guidelines applicable to small bank holding companies, the Holding Company would also be precluded from paying dividends if its debt-to-equity ratio exceeded 1.0:1, but the Holding Company does not intend to incur any debt which would interfere with its ability to pay dividends.

Although legally able to pay cash dividends, the Bank has not paid any cash dividends since inception (other than cash paid in lieu of fractional shares in the case of the three-for-two stock split in 2004) and has instead retained earnings for the purpose of increasing capital to support growth. The payment of dividends by Chino Commercial Bancorp will depend on the company’s net income, financial condition, regulatory requirements and other factors, including the results of the Bank’s operations. Following the reorganization, it is anticipated that Chino Commercial Bancorp will continue to follow the Bank’s existing policy of retaining earnings to increase capital for future growth, and will not pay cash dividends in the foreseeable future. (See “DIVIDENDS.”)

Voting Rights

All voting rights with respect to the Bank currently are vested in the holders of the Bank’s common stock, and all voting rights with respect to Chino Commercial Bancorp will be vested in the holders of Chino Commercial Bancorp common stock. Holders of the Bank’s common stock are, and holders of Chino Commercial Bancorp common stock will be, entitled to one vote for each share of common stock standing in his or her name on the books of the Bank or Chino Commercial Bancorp, as applicable, on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, shares are entitled to be voted cumulatively if a candidate’s name has been placed properly in nomination prior to the voting and (in the case of the Holding Company) a shareholder present at the meeting gives notice of his or her intention to vote cumulatively. (This notification requirement does not apply to national banks.)  Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between or among two or more nominees as he or she deems appropriate. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected under cumulative voting. All directors of the Bank are elected annually and all directors of Chino Commercial Bancorp will be elected annually.

Preemptive Rights

Holders of the Bank’s common stock do not have and holders of Chino Commercial Bancorp common stock will not have preemptive rights.

Liquidation Rights

The holders of the Bank’s common stock are entitled, and the holders of Chino Commercial Bancorp common stock will also be entitled, to receive their pro rata share of the assets of the Bank or Chino Commercial Bancorp distributable to shareholders upon liquidation.

Assessment

Theoretically, the shares of capital stock of a national bank are subject to assessment upon the order of the OCC if the bank’s capital stock is delinquent or “impaired” for any reason, although federal law does not define the term “impairment.”  The assessment against each shareholder is based upon the amount of the capital stock held by him. A shareholder who does not pay an assessment cannot be held personally liable, but the Board of Directors has the right to cause a sufficient amount of such shareholder’s capital stock to be sold at public auction to pay the assessment levied against such shareholder. The OCC has not utilized this assessment authority in more than 60 years. The stock of the Holding Company will not be subject to assessment.

Inspection of Shareholder Lists

The National Bank Act permits any shareholder to inspect the shareholder list of a national bank at any time during the bank’s normal business hours.

The California Corporations Code provides an absolute right of inspection of a corporation’s shareholder list to any shareholder holding five percent or more of the corporation’s shares, or who holds at least one percent or more of a corporation’s shares and who has filed a Schedule 14A with the SEC (with respect to certain proxy contests relating to the election of directors). In addition, the California Corporations Code provides a right of inspection of shareholder lists by any shareholder, upon written demand, for a purpose reasonably related to such holder’s interests as a shareholder.

Charter Documents and Amendments Thereof

The Bylaws and Articles of Association of the Bank and the Bylaws and Articles of Incorporation of Chino Commercial Bancorp are similar in all material respects, except as noted in this proxy statement/prospectus. The Bank’s Bylaws provide for a range of between five (5) and twenty-five (25) directors, and the number of directors within such range is currently fixed at ten (10). The Bank’s Bylaws further provide that the Board of Directors may not increase or decrease the number of directors to a number which (i) exceeds by more than two the number of directors last elected by shareholders where the number was 15 or less; and (ii) exceeds by more than four the number of directors last elected by shareholders where the number was 16 or more. The Bylaws of Chino Commercial Bancorp provide for a range of between seven (7) and thirteen (13) directors, and the number of directors within such range is currently fixed at ten (10). The Board of Directors of Chino Commercial Bancorp has the authority to increase or decrease the exact number of directors within this range without the approval of the shareholders.

In addition, there are numerous provisions which appear in the Bank’s Articles of Association which do not appear in Chino Commercial Bancorp’s Articles of Incorporation, but appear instead in Chino Commercial Bancorp’s Bylaws. As a result such provisions can be amended by Chino Commercial Bancorp’s Board of Directors, whereas such amendments would require the approval of the shareholders in the case of Articles of Association or Incorporation. Examples include provisions concerning terms of directors, holding of the annual meeting of shareholders, cumulative voting procedures, nominations for director, powers of the Board of Directors, location of the main office, and calling of special meetings of shareholders. Such items are not typically included in the Articles of Incorporation for a California corporation and are accordingly not included in Chino Commercial Bancorp’s Articles of Incorporation.

The reorganization will change the procedures required for obtaining shareholder approval of the Bank’s charter documents. Currently, approval of the Bank’s shareholders is required, for example, for any amendments to the Bank’s Articles of Association and to any amendment to the Bank’s Bylaws which would change the authorized range of directors. Following the reorganization, approval of Chino Commercial Bancorp’s shareholders will be required for any amendments of this nature involving Chino Commercial Bancorp’s Articles or Bylaws, but the Articles or Bylaws of the Bank could be amended by action of Chino Commercial Bancorp’s Board of Directors, authorizing Chino Commercial Bancorp as sole shareholder of the Bank, to approve such amendments. Chino Commercial Bancorp will also have greater flexibility to obtain shareholder approval of amendments to its charter documents by written consent rather than at a shareholders’ meeting.

Shareholder Vote for Mergers and Other Matters

Shareholder Approval of Business Combinations. The rights of shareholders of Chino Commercial Bancorp to approve business combinations will differ significantly from those of existing shareholders of the Bank. In general and pursuant to the National Bank Act, approval of a business combination (a merger or sale of assets) involving the Bank requires the approval of a majority of the board of directors as well as a favorable vote of not less than two-thirds of the Bank’s outstanding shares. Chino Commercial Bancorp will be subject to the California Corporations Code, which generally requires a majority vote by the shareholders of (i) each “constituent corporation” to a merger; (ii) a corporation selling all or substantially all of its assets; (iii) the acquiring corporation in either a share-for-share exchange or a sale-of-assets reorganization, and (iv) a parent corporation (even though it is not a “constituent corporation”) whose equity securities are being issued in connection with a corporate reorganization such as a triangular merger. The Corporations Code does not require shareholder approval in the case of any corporation in a merger as to which such corporation and/or its shareholders will have five-sixths or more of the voting power of the surviving or acquiring corporation after consummation of the merger (unless the shares acquired in such a merger have different rights, preferences, privileges or restrictions than those surrendered), and Chino Commercial Bancorp’s Articles do not require shareholder authorization for mergers of this type. In addition, under the California Corporations Code, a parent corporation may, without shareholder approval, merge into itself any subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

Thus, in certain situations the difference will be a requirement of only a majority of outstanding shares (versus two-thirds for a national bank) and in others there will be no shareholder approval required, versus the same two-thirds vote for a national bank. While the approval of the Bank’s shareholders will still be required for a merger involving the Bank, such approval could be obtained by action of Chino Commercial Bancorp’s Board of Directors as discussed above concerning amendments to the Bank’s Articles of Association or Bylaws.

Stock Splits and Dividends. National banks are still required to obtain shareholder approval prior to declaring a stock split which would increase its authorized shares of stock in addition to complying with regulatory filing and notification requirements. By contrast, Chino Commercial Bancorp will be able to declare stock splits with the approval of the Board alone without shareholder approval, effective upon the required filing with the Secretary of State. Chino Commercial Bancorp will also have certain additional accounting flexibility with respect to the issuance of large stock dividends. (See “— Reasons for the Reorganization” above.)

Dissenters’ Rights in Mergers and Other Reorganizations

Shareholders of a national bank which will not survive a merger or consolidation are entitled to dissenters’ rights substantially in the form described in “Rights of Dissenting Shareholders” above concerning this reorganization.

Under the California Corporations Code, in connection with the merger of a corporation for which the approval of outstanding shares is required, dissenting shareholders of such corporation who follow prescribed statutory procedures are entitled to receive payment of the fair market value of their shares. No such rights are available, however, if the shares are listed on a national securities exchange certified by the California Commissioner of Corporations or appear on the Federal Reserve list of over-the-counter margin stocks unless (i) such shares are subject to certain restrictions on transfer or (ii) the holders of at least 5% of such shares elect dissenters’ rights.

Board of Directors’ Recommendation and Required Vote

Approval of the plan of reorganization and agreement of merger requires the approval of owners of at least two-thirds of the outstanding shares of the common stock of the Bank. The Bank’s directors and executive officers, who beneficially owned in the aggregate approximately 253,924 voting shares(20) or 31.0% of the outstanding shares of the Bank’s common stock as of April 17, 2006, intend to vote in favor of the reorganization.

(20)       Does not include shares which may be acquired upon the exercise of stock options.

Your Board of Directors unanimously recommends a vote “for” this proposal.

MARKET PRICES OF STOCK

Chino Commercial Bancorp

Chino Commercial Bancorp was incorporated on March 2, 2006. No shares of Chino Commercial Bancorp have been publicly traded since the date of its incorporation to the present time. Therefore, no meaningful market exists at this time for Chino Commercial Bancorp common stock. Upon the effectiveness of the reorganization, the Bank’s shareholders will exchange their shares of the Bank’s common stock for Chino Commercial Bancorp common stock, and shares of Chino Commercial Bancorp’s common stock will be quoted for trading on the OTCBB. It is not anticipated that an active public market for the stock will develop following the reorganization or that the reorganization will increase the liquidity of the stock.

Chino Commercial Bank

To date, there has been only a very limited market for the Bank’s common stock, and although the Bank’s common stock is not subject to any specific restrictions on transfer (with the exception of stock held by affiliates of the Bank), and a more active trading market for the common stock may develop, there can be no assurance that an active trading market will develop in the future, or if developed, that it will be maintained. The Bank’s common stock is quoted for trading on the OTC Bulletin Board under the symbol “CKNA.”  Management is aware of the following Securities Dealers, which actively make a market in the Bank’s common stock: The Seidler Companies, Big Bear Lake, California and Wedbush Morgan Securities, Portland Oregon (the “Securities Dealers”).

The information in the table below indicates the high and low “bid” and “asked” quotations and approximate volume of trading for the common stock for the year ended December 31, 2005 and 2004, and is based upon information provided by the Securities Dealers. The high and low prices and volume figures have been adjusted to give effect to the three-for-two stock split declared for shareholders of record as of May 20, 2004. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and do not reflect the actual transactions and do not include nominal amounts traded directly by shareholders or through dealers other than the Securities Dealers.

	Quotations for the Bank’s Common Stock		Approximate Trading
Calendar Quarter Ended	High	Low	Volume

March 31, 2004	$20.00	$14.17	83,900
June 30, 2004	22.00	17.50	78,500
September 30, 2004	21.50	19.00	46,900
December 31, 2004	20.50	19.00	18,600
March 31, 2005	20.00	18.75	24,400
June 30, 2005	22.00	18.76	17,700
September 30, 2005	21.25	19.50	21,700
December 31, 2005	21.25	19.25	24,700

As of April 17, 2006, there were approximately 448 shareholders of record of the Bank’s common stock and 224 street name holders. The last sale price of Chino Commercial Bank’s common stock, as reported on the OTC Bulletin Board as of April 25, 2006, was $23.75 per share.

DIVIDENDS

Chino Commercial Bancorp

Chino Commercial Bancorp has paid no dividends since the date of its incorporation and it does not intend to pay cash dividends in the foreseeable future. To the extent it receives cash dividends from the Bank, Chino Commercial Bancorp presently intends to retain these funds for future growth and expansion, and to follow the Bank’s current practice of retaining earnings to increase capital and support growth (see discussion below). After completion of the reorganization, the amount and timing of future dividends will be determined by Chino Commercial Bancorp’s Board of Directors and will depend substantially upon Chino Commercial Bancorp’s earnings, financial position, current and anticipated cash requirements and other factors deemed relevant by the Board of Directors at that time. Chino Commercial Bancorp’s ability to obtain funds for the payment of dividends and for other cash requirements will be largely dependent on the amount of dividends which may be declared by its subsidiary, the Bank. Accordingly, in making any assessment related to future dividends, Chino Commercial Bancorp’s Board of Directors would have to consider among other things the Bank’s capital requirements and other factors concerning the Bank, including the dividend guidelines and maintenance of an adequate allowance for loan losses.

The power of the Bank’s Board of Directors to declare cash dividends is limited by statutory and regulatory restrictions which restrict the amount available for cash dividends depending upon the Bank’s earnings, financial condition and cash needs, as well as general business conditions. Since we are a national bank, our ability to pay dividends or make distributions to our shareholders is subject to restrictions set forth in the National Bank Act. (See “PROPOSAL 2:  BANK HOLDING COMPANY REORGANIZATION — Comparison of Rights of Shareholders of Chino Commercial Bancorp and Chino Commercial Bank — Dividend Rights.”)

Chino Commercial Bank

Although legally able to pay cash dividends, the Bank has not paid any cash dividends since inception and the Bank does not intend to pay cash dividends prior to the completion of the reorganization. The Bank’s general practice has been to retain earnings for the purpose of increasing capital to support growth and the Bank plans to continue this general practice. The Board reviews annually the advisability of paying cash dividends based upon the Bank’s earnings, financial position, current and anticipated cash requirements and other factors deemed relevant by the Board of Directors at that time. In making any such assessment, the Board of Directors considers among other things the capital requirements of the Bank (and the advantages of remaining comfortably “well capitalized” under federal regulations) and other factors concerning the Bank, including the dividend guidelines and maintenance of an adequate allowance for loan losses. Following the reorganization, as Chino Commercial Bancorp’s sole source of income will initially be dividends paid by the Bank, the Bank anticipates paying such dividends as are necessary to cover the operating expenses of Chino Commercial Bancorp, and to cover Chino Commercial Bancorp’s portion of the costs of the reorganization.

HISTORY AND BUSINESS OF CHINO COMMERCIAL BANCORP

Organization

Chino Commercial Bancorp was incorporated on March 2, 2006 at the direction of the Bank for the purpose of becoming a bank holding company by acquiring all of the outstanding capital stock of the Bank. In order to effect the reorganization, 100 shares of Chino Commercial Bancorp common stock have been issued to Dann H. Bowman for an aggregate consideration of $1,000. Upon consummation of the reorganization, these 100 shares will be redeemed by Chino Commercial Bancorp for $1,000.

Business

Chino Commercial Bancorp has not yet engaged in any business activity. Chino Commercial Bancorp has filed a notice with the Federal Reserve Board of its intention to become a bank holding company through the acquisition of 100% of the voting shares of the Bank pursuant to the Bank Holding Company Act of 1956, as amended. In addition, the Bank has filed an application with the OCC to reorganize to become a subsidiary of a bank holding company. As of the date of this proxy statement/prospectus, the OCC and the Federal Reserve Board have not yet granted their approvals or non-disapprovals of these applications and notices. While we do not know of any reason that we would not be able to obtain these approvals or non-disapprovals or that we would not be able to comply with any conditions that might be contained therein, we cannot be certain that we will be able to obtain such approvals or non-disapprovals and/or comply with any such conditions. Upon consummation of the reorganization, Chino Commercial Bancorp will own all of the common stock of the Bank, the Bank will be the Holding Company’s wholly-owned bank subsidiary, and Chino Commercial Bancorp will be registered as a bank holding company.

Upon consummation of the reorganization, Chino Commercial Bancorp will have no significant assets other than the shares of the Bank’s common stock acquired in the reorganization, and will have no significant liabilities. Initially, the Holding Company will neither own nor lease any property, but will instead use the Bank’s premises, equipment and furniture.

At the present time, Chino Commercial Bancorp has no specific plans to engage in any activities other than acting as a bank holding company for the Bank. However, the Holding Company may consider engaging in additional activities in the future, provided that engaging in such activities is deemed by the Board of Directors to be in the best interests of Chino Commercial Bancorp and its shareholders. Subject to the constraints under the Bank Holding Company Act, Chino Commercial Bancorp may also acquire other financial institutions in the future. In addition, the Holding Company may seek to raise additional equity capital in the future through the sale of its securities or the securities of its subsidiaries, although it has no current plans to do so.

Management

The current executive officers of Chino Commercial Bancorp are Dann H. Bowman, President and Chief Executive Officer; and Jo Anne Painter, Executive Vice President and Chief Financial Officer. Such individuals also serve and will continue to serve in those same capacities for the Bank following the reorganization.

It is anticipated that in the future, if Chino Commercial Bancorp becomes involved in additional businesses, it may add additional officers and employees, and that the Bank and other subsidiaries of the holding company, if any, will pay cash dividends and management fees to support the expenses of Chino Commercial Bancorp. There are presently no specific plans, arrangements or commitments with respect to such matters.

All of Chino Commercial Bancorp’s directors are also directors of the Bank. They were appointed to the holding company’s Board of Directors by its incorporator on March 14, 2006. For further information regarding these directors and executive officers, see “PROPOSAL 1:  ELECTION OF DIRECTORS — Nominees, Directors and Executive Officers of the Bank” above. It is anticipated that the directors will provide services to the Bank and the Holding Company as directors of both entities, which entities will enter into an allocation agreement prior to the effective date of the reorganization that will provide for each entity to pay its allocated portion of such directors’ fees. The allocation agreement will also cover compensation to the officers and employees of Chino Commercial Bancorp, and provide for the Holding Company to pay its allocated share of such compensation as well.

Indemnification

Section 317 of the California Corporations Code governs indemnification of the directors and officers of both Chino Commercial Bancorp and the Bank. Under this section, officers and directors may be indemnified against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with proceedings other than derivative suits, in which such persons were parties or threatened to be made parties. In order for the corporation to make indemnification, there must be a determination by (a) a majority vote of a quorum of the Board of Directors, consisting of directors who are not parties to such proceeding, (b) approval of the shareholders pursuant to Section 153 of the California Corporations Code, with the shares owned by the person to be indemnified not being entitled to vote thereon, or (c) an order of the court in which such proceeding is or was pending, that the officer or director acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, that such person had no reasonable cause to believe the conduct of such person was unlawful. This section further provides that indemnification may be paid in connection with derivative suits, in the same manner as described above, except that (a) with respect to derivative suits, the authority authorizing the indemnification must find that such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under the circumstances; and (b) court approval is required for indemnification of expenses or amounts incurred in respect of any claim or matter in which a director or officer has been adjudged to be liable to the corporation in the performance of such person’s duty to the corporation, in settling or otherwise disposing of a threatened or pending action, with or without action, which is settled or otherwise disposed of without court approval.

Chino Commercial Bancorp’s Articles of Incorporation and Bylaws provide, among other things, for the indemnification of Chino Commercial Bancorp’s directors, officers and agents, and authorize the Board to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by that individual while acting for the corporation within the scope of his or her employment. Such provisions of Chino Commercial Bancorp’s Articles of Incorporation and Bylaws are subject to certain limitations imposed under state and federal law. It is the policy of the Board of Directors that Chino Commercial Bancorp’s executive officers and directors shall be indemnified to the maximum extent permitted under applicable law and Chino Commercial Bancorp’s Articles of Incorporation and Bylaws.

Chino Commercial Bancorp’s Articles of Incorporation also currently provide for the limitation or elimination of personal liability of the corporation’s directors to the corporation or its shareholders for monetary damages, to the extent permitted by California law. However, under federal law, the FDIC may seek monetary damages from bank or bank holding company directors in cases involving gross negligence or any greater disregard of the duty of care, notwithstanding any provisions of state law which may permit limitations on director liability in such circumstances.

The Bank’s policy regarding indemnification of executive officers and directors is also the same as that of Chino Commercial Bancorp. The Bank has obtained liability insurance covering all of the Bank’s officers and directors and Chino Commercial Bancorp expects to have similar insurance in force before the reorganization is effective.

The Bank’s Articles Association provide that the liability of the directors of the Bank for monetary damages shall be eliminated to the fullest extent permissible under California law and the laws of the United States, provided that the liability of directors shall not be eliminated for expenses, penalties or other payments incurred in an administrative proceeding or action instituted by a bank regulatory agency, which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual in the form of payments to the Bank. The Bank’s Articles of Association further provide that the Bank may indemnify its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by such person to the fullest extent possible by the provisions of the California Corporations Code and the Bank may advance the expenses reasonably expected to be incurred by such person in defending such preceding in compliance with the California Corporations Code, provided that the Bank may not indemnify such person against expenses, penalties or other payments incurred in an administrative proceeding or pending action instituted by a bank regulatory agency which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual or individuals in the form of payments to the Bank.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Chino Commercial Bancorp under the provisions in Chino Commercial Bancorp’s Articles of Incorporation and Bylaws, Chino Commercial Bancorp has been informed that, in the opinion of the SEC, this kind of indemnification is against public policy as expressed in the securities Act of 1933, and is therefore unenforceable.

HISTORY AND BUSINESS OF CHINO COMMERCIAL BANK

General

Chino Commercial Bank is a national bank which was organized under the laws of the United States on December 8, 1999 and commenced operations on September 1, 2000. The Bank operates a full-service banking office in Chino, California. The Bank’s main branch office and administrative offices are located at 14345 Pipeline Avenue, Chino, California. During 2005, the Bank purchased land at 1551 South Grove in Ontario, California and commenced construction of a 6,390 square foot building. On January 5, 2006 the Ontario branch opened for business as the Bank’s second full service branch office.

The Bank’s deposit accounts are insured under the Federal Deposit Insurance Act up to applicable limits thereof. The Bank is subject to periodic examinations of its operations and compliance by the office of the Comptroller of the Currency (“Comptroller”). The Bank is a member of the Federal Reserve System and a member of the Federal Home Loan Bank. (See “SUPERVISION AND REGULATION.”)

As a community-oriented bank, the Bank offers a wide array of personal, consumer and commercial services generally offered by a locally managed, independently operated bank. The Bank provides a broad range of deposit instruments and general banking services, including checking, savings, and money market accounts; certificate of deposit for both business and personal accounts; internet banking services, such as cash management and billpay; telebanking (banking by phone); and courier services. As of December 31, 2005, the Bank had $84.0 million in total deposits. Non-interest bearing deposits totaled $62.6 million or 74.5% of total deposits and interest-bearing deposits were $21.4 million or 25.5% of total deposits. As of December 31, 2005, deposits from related parties represent approximately 13.5% of total deposits of the Bank. Further, at December 31, 2005, 47% of the Bank’s deposits were from escrow companies.

The Bank also provides a wide variety of lending products for both business and consumers. Commercial loan products include lines of credit, letters of credit, term loans and equipment loans, commercial real restate loans, accounts receivable financing, factoring, equipment leasing and other working capital financing. Financing products for individuals include auto, home equity and home improvement lines of credit, personal lines of credit and MasterCard debit cards. Real estate loan products include construction loans, lot loans, residential real estate brokerage, commercial real estate conduit sales, mini-perm commercial real estates and home mortgages. As of December 31, 2005, the Bank had total assets of $91.3 million and $41.8 million of net loans. The Bank’s lending activity is concentrated primarily in real estate loans, which constituted 71.6%, and commercial loans, which constituted 19.5%, of the Bank’s loan portfolio as of December 31, 2005.

Market Area and Competition

The banking business in California generally, and specifically in the market area which the Bank serves, is highly competitive with respect to virtually all products and services and has become increasingly so in recent years. The industry continues to consolidate, and strong unregulated competitors have entered banking markets with products targeted at highly profitable customer segments. Many largely unregulated competitors are able to compete across geographic boundaries and provide customers increasing access to meaningful alternatives to banking services in nearly all significant products. These competitive trends are likely to continue. The Bank competes for loans and deposits with other commercial banks, as well as with savings and loan associations, credit unions, thrift and loan companies, and other financial and non-financial institutions. With respect to commercial bank competitors, the market is largely dominated by a relatively small number of major banks with many offices operating over a wide geographical area. These banks have, among other advantages, the ability to finance wide-ranging and effective advertising campaigns and to allocate their investment resources to regions of highest yield and demand. Many of the major banks operating in the area offer certain services, that the Bank does not offer directly (but some of which the Bank offers through correspondent institutions). By virtue of their greater total capitalization, such banks also have substantially higher lending limits than the Bank.

In addition to other banks, competitors include savings institutions, credit unions, and numerous non-banking institutions, such as finance companies, leasing companies, insurance companies, brokerage firms, and investment banking firms. In recent years, increased competition has also developed from specialized finance and non-finance companies that offer money market and mutual funds, wholesale finance, credit card, and other consumer finance services, including on line banking services and personal finance software. Strong competition for deposit and loan products affects the rates of those products as well as the terms on which they are offered to customers. Mergers between financial institutions have placed additional pressure on banks within the industry to streamline their operations, reduce expenses, and increase revenues to remain competitive. Competition has also intensified due to federal and state interstate banking laws enacted in the mid-1990’s, which permit banking organizations to expand geographically into other states, and the California market has been particularly attractive to out-of-state institutions. The Financial Modernization Act, which, effective in March 2000, made it possible for full affiliations to occur between banks and securities firms, insurance companies, and other financial companies, has also intensified competitive conditions.

Technological innovations have also resulted in increased competition in the financial services market. Such innovations have, for example, made it possible for non-depository institutions to offer customers automated transfer payment services that previously have been considered traditional banking products. In addition, many customers now expect a choice of several delivery systems and channels, including telephone, mail, on-line, ATMs, self service branches, and/or in store branches. In addition to other banks, the sources of competition for such products include savings associations, credit unions, brokerage firms, asset management groups, finance and insurance companies, internet-only financial intermediaries and mortgage banking firms.

In an effort to compete effectively, the Bank provides quality, personalized service and fast, local decision-making, which major bank competitors are generally unable to offer. The Bank relies on local promotional activities, personal relationships established by the Bank’s officers, directors and employees with the Bank’s customers, and specialized services tailored to meet the needs of the Bank’s primary service area.

The Bank’s primary service area consists of the western portion of San Bernardino County, with a particular emphasis on Chino, Chino Hills and Ontario. This primary service area is currently served by approximately 28 banking institutions. The Bank competes in its service area by using to the fullest extent possible the flexibility that its independent status and strong community ties permit. This status includes an emphasis on specialized services, local promotional activity, and personal contacts by the Bank’s officers, directors, organizers and employees. Programs have and will continue to be developed which are specifically addressed to the needs of small businesses, professionals and consumers. If our customers’ loan demands exceed the Bank’s lending limit, the Bank is able to arrange for such loans on a participation basis with other financial institutions and intermediaries. The Bank can also assist those customers requiring other services not offered by the Bank to obtain such services from its correspondent banks.

Recent Developments

On January 5, 2006 the Bank opened its second branch office in Ontario, California with one officer and five additional employees.

Employees

As of December 31, 2005, the Bank had 25 full-time employees and no part-time employees. Of these individuals, seven were officers of the Bank who held titles of Assistant Vice President or above.

Properties

The Bank’s main office is located at 14345 Pipeline Avenue, Chino, California, and currently houses all Bank operations and administration. The Bank leases these premises pursuant to a lease, which provides for an initial term of five years, with an option to renew the lease for one additional term of five years. The initial five-year term of the lease expired on June 30, 2005 and the Bank renewed its option for an additional five years. Current rent expense under the lease is $6,449 per month, with annual rental increases based on the increase in the consumer price index for the Los Angeles/Orange County areas, provided that no annual increase may be greater than 3% of the rent for the previous year. The Bank’s offices consist of approximately 6,954 square feet of interior floor space in a new single-story 13,000 square foot commercial office building. The office has a vault, teller windows, customer parking and one automated teller machine located on the exterior of the building.

On January 5, 2006 the Bank opened its second branch facility at 1551 South Grove Avenue, Ontario, California. The facility was constructed during 2005. The initial land purchase was finalized in June 2005 for $639,150 and construction of a 6,390 square foot facility began shortly thereafter. The current cost of construction and equipment totaled $970,285 at December 31, 2005. This single story building has a vault, teller windows, customer parking and one automated teller machine located on the exterior of the building.

In the opinion of Management, the Bank’s properties are adequately covered by insurance.

Legal Proceedings

We are not a defendant in any pending legal proceedings and no such proceedings are known to be contemplated.

SUPERVISION AND REGULATION

Chino Commercial Bancorp will be subject to significant regulation by federal and state laws and regulations, and the policies of applicable regulatory agencies. The following discussion of particular statutes and regulations affecting Chino Commercial Bancorp is only a brief summary and does not purport to be complete. This discussion is qualified in its entirety by reference to such statutes and regulations. No assurance can be given that such statutes or regulations will not change in the future.

Regulation of Chino Commercial Bancorp

Upon consummation of the reorganization, Chino Commercial Bancorp will be a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and will be regulated by the Federal Reserve Board. Chino Commercial Bancorp will be required to file periodic reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board may conduct examinations of the Holding Company and its subsidiaries, which will include the Bank.

The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after the acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of the bank or bank holding company.

Chino Commercial Bancorp will be prohibited by the Bank Holding Company Act, except in statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, Chino Commercial Bancorp, subject to notification or the prior approval of the Federal Reserve Board, as applicable in each specific case, may engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be “so closely related to banking” or managing or controlling banks as to be a “proper incident thereto.”

In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve Board considers whether the performance of any activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, including greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effects, including over-concentration of resources, decrease of competition, conflicts of interest, or unsound banking practices.

Although we have no present intention to do so, at some point in the future we may file an election with the Federal Reserve Board to become a “financial holding company.”  Unlike a bank holding company, a financial holding company may engage in a broad range of activities that are deemed by the Federal Reserve Board as “financial in nature or incidental” to financial activities. Moreover, even in the case where an activity cannot meet that test, the Federal Reserve Board may approve the activity if the proposed activity is “complementary” to financial activities and does not pose a risk to the safety and soundness of depository institutions.

The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC currently applicable to Chino Commercial Bank. However, “small bank holding companies” with assets of less than $500 million, which meet certain additional requirements, are exempt from these guidelines. Regulations and policies of the Federal Reserve Board also require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. It is the Federal Reserve Board’s policy that a bank holding company should stand ready to use available resources to provide adequate capital funds to a subsidiary bank during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting a subsidiary bank. Under certain conditions, the Federal Reserve Board may conclude that certain actions of a bank holding company, such as a payment of a cash dividend, would constitute an unsafe and unsound banking practice.

Chino Commercial Bancorp will be required to give the Federal Reserve Board prior written notice of any repurchase of its outstanding equity securities which (for a period of 12 months) is equal to 10% or more of Chino Commercial Bancorp’s consolidated net worth, unless certain conditions are met. (See discussion above under “PROPOSAL 2:  BANK HOLDING COMPANY REORGANIZATION — Reasons for the Reorganization.”)

Bank holding company transactions with subsidiaries and other affiliates are restricted, including qualitative and quantitative restrictions on extensions of credit and similar transactions.

The securities of Chino Commercial Bancorp will also be subject to the requirements of the Securities Act of 1933 and matters related thereto will be regulated by the SEC. Additionally, the Holding Company’s securities will be registered with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) just as the Bank’s securities are now registered with the OCC under that act. As such, Chino Commercial Bancorp will be subject to the same information, proxy solicitation, insider trading, and other requirements and restrictions under federal securities law as the Bank has been prior to the reorganization. Chino Commercial Bancorp intends to file a Form 8-K with the Securities and Exchange Commission upon the effectiveness of the reorganization in order to continue at the holding company level all of the Bank’s previous reporting obligations under the Exchange Act. At that time, the Bank will also file a Form 15 with the OCC which will eliminate such reporting requirements at the Bank level, as the Bank will then have only one shareholder.

Regulation of Chino Commercial Bank

As a national banking association whose accounts are insured by the FDIC up to the maximum limits thereof, we are subject to regulation, supervision and regular examination by the OCC. In addition, the Bank is a member of the Federal Reserve System and, as such, is subject to applicable provisions of the Federal Reserve Act and the regulations promulgated thereunder by the Board of Governors of the Federal Reserve Board. The regulations of these agencies govern most aspects of our business, including the making of periodic reports, and activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits and numerous other areas. All of such supervision and regulation of the Bank will continue following the reorganization and, in addition, the Holding Company will be subject to extensive supervision and regulation by the Federal Reserve Board and the SEC (see “— Regulation of Chino Commercial Bancorp” above). Supervision, legal action and examination by the OCC and the Federal Reserve Board is generally intended to protect depositors and is not intended for the protection of shareholders.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Hutchinson and Bloodgood LLP (“Hutchinson and Bloodgood”) as the independent registered public accounting firm for the Bank for the fiscal year ending December 31, 2006. Hutchinson and Bloodgood audited the Bank’s financial statements for the fiscal year ended December 31, 2005, and have been the Bank’s accountants since inception. It is anticipated that a representative or representatives of Hutchinson and Bloodgood will be present at the Meeting and will be available to respond to appropriate questions. All professional services rendered by Hutchinson and Bloodgood concerning the fiscal year ended December 31, 2005 were furnished at customary rates and terms.

Fees

The aggregate fees billed by the Bank’s principal accounting firm, Hutchinson and Bloodgood, for the fiscal years ended December 31, 2005 and 2004, were as follows:

	2005		2004
Audit fees	$45,500		$43,780
Audit related fees	0		0
Tax fees	4,868		3,500
All other fees	960	(21)	1,728	(22)

(21)       Consists of fees related to discussions concerning compliance with the internal control provisions of the Sarbanes-Oxley Act of 2002.

(22)       Consisted of services related to the review of Bank Owned Life Insurance and attendance at the annual meeting of shareholders.

None of the fees paid by the Bank to its independent auditors during 2005 and 2004 were paid under the de minimis safe harbor exception from pre-approval requirements. The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Hutchinson and Bloodgood.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning the Bank’s 2007 Annual Meeting of Shareholders must be submitted by a shareholder prior to January 2, 2007 in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under the federal securities laws.

The persons named as proxies for the 2007 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in the Bank’s proxy materials for the meeting, unless the Bank receives notice of the proposal by March 19, 2007. If proper notice is received by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

AUTHORIZATION FOR EXCHANGE OF SECURITIES

The offer and sale of Chino Commercial Bancorp stock in connection with the reorganization will be exempt from registration under federal law pursuant to the provisions of Section 3(a)(12) of the Securities Act of 1933, as amended (the “Securities Act”). That section provides that securities issued in connection with the reorganization of a bank to form a holding company are exempt from registration, provided the reorganization meets specified requirements (all of which will be met in this case). The stock issued by Chino Commercial Bancorp in the reorganization will also be exempt from qualification under the California Corporate Securities Law (“CSL”) pursuant to Section 18(b) of the Securities Act and Section 25100.1 of the CSL.

LEGAL MATTERS

Legal matters related to the validity of Chino Commercial Bancorp stock being offered hereby will be passed upon for Chino Commercial Bancorp and Chino Commercial Bank by King, Holmes, Paterno & Berliner, LLP, Los Angeles, California.

TAX MATTERS

Hutchinson and Bloodgood LLP, the Bank’s independent auditors, has given an opinion regarding the material United States federal income tax consequences of the reorganization. (See “PROPOSAL 2:  BANK HOLDING COMPANY REORGANIZATION — Federal Income Tax Consequences.”)

FINANCIAL STATEMENTS

Chino Commercial Bank’s audited Statements of Financial Condition as of December 31, 2005 and 2004, and the related Statements of Income, Stockholders’ Equity and Cash Flows for each of the three years in the three year period ended December 31, 2005 are included in the Bank’s Annual Report to Shareholders, which was sent to shareholders on April 27, 2006. The Bank’s financial statements are not included as part of or incorporated by reference into this proxy statement/prospectus as they are not deemed material to the exercise of prudent judgment by shareholders on the matters to be acted upon at the annual meeting. If any shareholder so desires, he may obtain an additional copy of the financial statements without charge upon written request to Jo Anne Painter, Executive Vice President and Chief Financial Officer, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, California 91710. See also “WHERE YOU CAN FIND MORE INFORMATION” below concerning available financial and other information concerning the Bank and the Holding Company.

WHERE YOU CAN FIND MORE INFORMATION

Chino Commercial Bank’s common stock is currently registered under Section 12(g) of the Securities Exchange Act, which requires the Bank to file annual and quarterly financial reports with the OCC. The Bank’s Form 10-KSB Annual Report, which includes financial statements and schedules, is filed with the OCC in Washington, D.C., and is included in the Bank’s Annual Report to Shareholders which was sent to shareholders on April 27, 2006. A copy of the 10-KSB is also available to shareholders upon request to Jo Anne Painter, Executive Vice President and Chief Financial Officer, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, California 91710, (909) 393-8880. The first copy (without exhibits) will be provided without charge. Neither the annual report to shareholders nor the Form 10-KSB are part of the proxy solicitation materials, nor have they been made a part of it by mentioning them. Additionally, the Form 10-KSB Annual Report may be inspected and copied at the offices of the Comptroller of the Currency, 250 E Street, S.W., Washington, D.C. 20219.

Quarterly financial data concerning Chino Commercial Bank is available at the FDIC’s website at: http://www.fdic.gov.

In connection with the reorganization, Chino Commercial Bancorp will be filing a Form 8-K on or about the effective date of the reorganization, to transfer all of the Bank’s reporting obligations under the Exchange Act to the Holding Company. The Holding Company will also be filing a Registration Statement on Form S-8 with respect to the shares of common stock to be issued upon exercise of the Bank’s stock option plan which is to be assumed by the Holding Company in the reorganization. The Form 8-K and Form S-8 will also contain as exhibits certain previous filings made by the Bank with the OCC pursuant to the Exchange Act. You will be able to inspect the Form 8-K and Form S-8 without charge, at the principal office of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C., and you may order copies of all or part of them from the Securities and Exchange Commission upon payment of its fees. In addition, you will be able view the Form 8-K and Form S-8 and all the exhibits thereto on the Securities and Exchange Commission’s website at: http://www.sec.gov.

Upon the filing of the Form 8-K with the Securities and Exchange Commission referred to above, Chino Commercial Bancorp will become subject to the informational requirements of the Exchange Act which will require it to file annual and quarterly financial reports with the Securities and Exchange Commission. Such reports and other information concerning Chino Commercial Bancorp may be inspected at the office of the Securities and Exchange Commission at the address referred to above and copies of these reports may be obtained upon payment of the Commission’s fees. In addition, these reports may also be viewed on the Securities and Exchange Commission’s website referred to above.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote said Proxy in accordance with the recommendations of the Board of Directors, and authority to do so is included in the Proxy.

DATED: May 3, 2006	CHINO COMMERCIAL BANK, N.A. Dann H. Bowman President and Chief Executive Officer

THE BANK WILL PROVIDE FREE OF CHARGE TO ANY SHAREHOLDER HEREBY SOLICITED, UPON WRITTEN REQUEST TO CHINO COMMERCIAL BANK, N.A., 14345 PIPELINE AVENUE, CHINO, CALIFORNIA 91710, ATTENTION: JO ANNE PAINTER, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, A COPY OF THE BANK’S 2005 ANNUAL REPORT ON FORM 10-KSB INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE COMPTROLLER OF THE CURRENCY (THE “COMPTROLLER”). IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS. A COPY OF THE BANK’S ANNUAL DISCLOSURE STATEMENT PREPARED PURSUANT TO PART 18 OF THE COMPTROLLER’S RULES AND REGULATIONS WILL ALSO BE FURNISHED UPON REQUEST BY WRITING THE BANK AT THE ADDRESS SHOWN ABOVE OR BY CALLING MS. PAINTER AT (909) 393-8880.

PLAN OF REORGANIZATION

THIS PLAN OF REORGANIZATION (“Agreement”) is made and entered into as of the 16th day of March, 2006 between Chino Commercial Bank, N.A. (the “Bank”) and Chino Commercial Bancorp “Holding Company”).

RECITALS

A.            The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has authorized capital of 10,000,000 shares of common stock, par value $3.33 per share, of which, at the date hereof, there are 818,453 shares of common stock issued and outstanding;

B.            The Holding Company is a corporation duly organized, validly existing and in good standing under the laws of California, and has authorized capital of 10,000,000 shares of common stock without par value, of which, as of the date hereof, there are 100 shares of common stock issued and outstanding, all of which are owned by Dann H. Bowman;

C.            The Board of Directors of the Bank and the Holding Company desire to engage in a reorganization transaction pursuant to 12 U.S.C. 215a-2 (the “Reorganization”) whereby all of the Bank’s issued and outstanding shares of common stock will be exchanged for newly issued shares of the Holding Company common stock, and the Bank will become a wholly-owned subsidiary of the Holding Company; and

D.            A majority of the entire Board of Directors of the Bank and the Holding Company, respectively, have approved this Agreement and authorized its execution.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of the Reorganization, the parties hereto agree as follows:

ARTICLE 1
Terms of Reorganization

1.1.          Reorganization. On the Effective Date (as defined in Section 3.1), subject to the provisions of Section 2.6 hereof, each issued and outstanding share of Bank common stock shall, pursuant to the Reorganization, be converted into and exchanged for the right to receive one share of Holding Company common stock. The Reorganization shall be in accordance with the provisions of 12 U.S.C. 215a-2 and shall be with the effect provided in subsection (d) of such Section.

1.2.          Charter and Bylaws. The Articles of Association of the Bank as in effect immediately prior to the Effective Date shall, at and after the Effective Date, be the Articles of Association of the Bank, without change or amendment, and the Bylaws of Bank as in effect immediately prior to the Effective Date shall, at and after the Effective Date, be the Bylaws of the Bank, without change or amendment. The Articles of Incorporation of the Holding Company as in effect immediately prior to the Effective Date shall, at and after the Effective Date, be the Articles of Incorporation of the Holding Company, and the Bylaws of the Holding Company as in effect prior to the Effective Date shall, at end after the Effective Date, be the Bylaws of the Holding Company.

1.3.          Officers and Directors. On and after the Effective Date, the directors and officers of the Bank immediately prior to the Effective Date shall be the directors and officers of the Bank. Directors of the Bank shall serve until the next annual meeting of shareholders of the Bank and until such time as their successors are elected and have qualified. On and after the Effective Date, the directors and officers of the Holding Company immediately prior to the Effective Date shall be the directors and officers of the Holding Company. Directors of the Holding Company shall serve until the next annual meeting of shareholders of the Holding Company and until such time as their successors are elected and have qualified.

APPENDIX “A”

1.4.          Capital. The amounts of capital stock, surplus and undivided profits of the Bank shall not be effected by the Reorganization except that, as of the Effective Date, all the outstanding shares of Bank common stock shall, by virtue of the Reorganization and without further action on the part of the Holding Company or the Bank, be deemed to be owned by the Holding Company.

1.5.          Rights and Privileges. On and after the Effective Date, all the rights, privileges, powers, franchises, facilities and immunities, as well as all the properties, real, personal and mixed, tangible and intangible, of Bank shall continue unaffected and unimpaired by the Reorganization.

1.6.          Further Cooperation. If at any time after the Effective Date any further conveyance, assignment or other documents, or any further action is necessary or desirable to further effectuate the transactions set forth herein or contemplated hereby, the officers and director of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

1.7.          Offices. Upon the Effective Date, all of the offices of the Bank shall continue to be offices of the Bank and the principal office of the Bank shall continue to be the principal office of the Bank.

ARTICLE 2
Capital Stock

2.1.          Stock of the Bank. Subject to the provisions of Section 2.5 hereof, each share of common stock of the Bank issued and outstanding immediately prior to the Effective Date shall be converted into and exchanged for one share of common stock of the Holding Company. Immediately following the Effective Date, the Bank shall issue a certificate for Bank common stock to the Holding Company equal to the number of shares of Holding Company common stock outstanding immediately before the Effective Date.

2.2.          Exchange of Bank Stock for Holding Company Stock. On the Effective Date, each Bank shareholder of record at that date shall be entitled to receive one share of common stock of the Holding Company for each share of common stock of the Bank held on that date and the Holding Company shall issue that number of shares which shareholders are entitled to receive. On and after the Effective Date, certificates representing the issued and outstanding common stock of the Bank shall thereafter represent shares of common stock of the Holding Company, and such certificates may be exchanged by the holders thereof, after the Reorganization becomes effective, for new certificates for the appropriate number of shares bearing the name of the Holding Company. On and after the Effective Date, there shall be no registration of transfers on the stock transfer books of the Bank of shares of the Bank which were outstanding immediately prior to the Effective Date.

2.3.          Repurchase of Holding Company Common Stock. Immediately following the Effective Date, each of the 100 shares of Holding Company common stock issued and outstanding and owned by Dann H. Bowman immediately prior to the Effective Date shall be repurchased by the Holding Company for $10.00 per share.

2.4.          Rights to Stock Options. On and after the Effective Date, all outstanding options to purchase shares of common stock of the Bank granted pursuant to the Bank’s 2000 Stock Option Plan shall be assumed by and shall be deemed options to purchase shares of common stock of the Holding Company on the same terms and conditions, subject to the requirements of the Securities Act of 1933, as amended, and the California Corporate Securities Law, and for the same number of shares as have been agreed upon and set forth in the Bank’s Stock Option Plan and stock option agreements entered into pursuant thereto.

2.5.          Employee Benefit Plans. On and after the Effective Date, each share of common stock of the Bank held in trust or otherwise in connection with any and all of the Bank’s employee benefit plans, shall be converted into one share of common stock of the Holding Company. Such plans, including both of the Bank’s Stock Option Plans, and the Bank’s obligations thereunder shall be assumed by the Holding Company at the Effective Date and shall be subject to the same terms and conditions as existed prior to the Effective Date, subject to the requirements or the Securities Act of 1933, as amended, and the California Corporate Securities Law.

2.6.          Dissenting shares. Holders of shares of Bank common stock shall have dissenters’ rights in connection with the Reorganization pursuant to the provisions of 12 U.S.C. 215a-2(c).

ARTICLE 3
Effective Date

3.1.          Effective Date. The Reorganization shall become effective at the date and time specified by the Office of the Comptroller of the Currency (“OCC”) in its approval of an application pursuant to 12 U.S.C. 215a-2(a) or in any other supplemental document issued by the OCC. Such date shall be the “Effective Date” of the Reorganization.

ARTICLE 4
Approvals

4.1.          Shareholder Approval. This Agreement shall be submitted to the shareholders of Bank and Holding Company for approval and ratification, as provided by the applicable laws of the United States and California and in accordance with other applicable law. The approval of this Agreement by the Bank’s shareholders shall be deemed to include approval of such changes to this Agreement, if any, as may be required from time to time by any bank regulatory agency or department.

4.2.          Regulatory Approvals. The parties hereto agree that each shall proceed to and cooperate fully to obtain the regulatory approvals and consents and to satisfy the requirements prescribed by applicable law and/or regulation or which are otherwise necessary or desirable in connection with the completion of the Reorganization as outlined herein. Such regulatory approvals, consent and requirements shall include, but shall not be limited to the approvals and consents set forth in Article 5 herein.

ARTICLE 5
Conditions Precedent

5.1.          Conditions Precedent to the Reorganization. The Reorganization is subject to and conditioned upon the following:

(a)  Approval and ratification of this Agreement by the holders of not less than two-thirds of the outstanding shares of the Bank and a majority of the outstanding shares of the Holding Company as required by applicable law;

(b)  Receipt of all other approvals and consents, and satisfaction of all other requirements as are prescribed by applicable law in connection with the Reorganization including, but not limited to, approval of the OCC pursuant to 12 U.S.C. 215a-2 and non-disapproval by the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended;

(c)  Issuance (unless the same is waived by the parties hereto) of a favorable opinion from Hutchinson & Bloodgood, LLP, or such other firm as agreed by the parties hereto, in form and substance satisfactory to the parties and their counsel, with respect to the tax consequences to the parties and their shareholders resulting from the Reorganization; and

(d)  Performance by each party hereto of all its obligations under this Agreement.

ARTICLE 6
Termination

The Agreement may be terminated at any time upon the occurrence of any of the following events:

(a)  If any of the conditions set forth in Article 5 are not fulfilled within a reasonable period of time, such reasonable period of time to be determined by a majority of the Board of Directors of any of the parties, in their sole and absolute discretion; or

(b)  If any action, suit, proceeding or claim has been instituted, made or threatened, relating to the proposed Reorganization which makes consummation of the Reorganization inadvisable in the opinion of a majority of the Board of Directors or any of the parties; or

(c)  If for any reason consummation of the Reorganization is inadvisable in the opinion of a majority of the Board of Directors of any of the parties.

Upon termination, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the parties hereto or their respective directors, officers, employees, agents or shareholders.

ARTICLE 7
Expenses

7.1.          Expenses of the Reorganization. All of the expenses of the Reorganization, including filing fees, printing and mailing costs, and accountants’ fees and legal fees shall be borne the Holding Company to the extent applicable, and otherwise by the Bank. In the event that the Reorganization is abandoned or terminated for any reason, all such expenses shall be borne by the Bank.

ARTICLE 8
Amendment, Modification, Etc.

8.1.          Amendment, Modification, Etc. The Bank and the Holding Company, by mutual consent of their respective Boards of Directors, to the extent permitted by law, may amend, modify, supplement and interpret this Agreement in such manner as may be mutually agreed upon by them in writing at any time before or after adoption thereof by shareholders of the Bank and the Holding Company; provided, however, that no such amendment, modification or supplements shall change any principal term hereof or the number or kind of shares to be issued by the Holding Company in exchange for each share of the Bank, except by the affirmative action of such shareholders as required by law.

8.2.          Counterparts. This Agreement may be executed in one or more counterparts.

8.3.          Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of California and the performance of the parties hereto and their respective duties and obligations hereunder shall be governed by such laws except as required by applicable provisions of federal law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the date first above written, pursuant to a resolution of its board of directors, acting by a majority.

CHINO COMMERCIAL BANK, N.A.

		By:	/s/ Dann H. Bowman
Dann H. Bowman, President
ATTEST:
By:	/s/ Jeanette L. Young
Jeanette L. Young Secretary
CHINO COMMERCIAL BANCORP
		By:	/s/ Dann H. Bowman
Dann H. Bowman, President
ATTEST:
By:	/s/ Jeanette L. Young
Jeanette L. Young Secretary

DISSENTERS’ RIGHTS INFORMATION

Excerpts from 12 U.S.C. Sections 215a-2 and 215a
and OCC Banking Circular 259

Excerpts from 12 U.S.C. Sections 215a-2 and 215a

215a-2(a) In General

A national bank may, with the approval of the Comptroller, pursuant to rules and regulations promulgated by the Comptroller, and upon the affirmative vote of the shareholders of such bank owning at least two-thirds of its capital stock outstanding, reorganize so as to become a subsidiary of a bank holding company or of a company that will, upon consummation of such reorganization, become a bank holding company.

215a-2(c) Rights of Dissenting Shareholders

If, pursuant to this section, a reorganization plan has been approved by the shareholders and the Comptroller, any shareholder of the bank who has voted against the reorganization at the meeting referred to in subsection (b)(4), or has given notice in writing at or prior to that meeting to the presiding officer that the shareholder dissents from the reorganization plan, shall be entitled to receive the value of his or her shares, as provided by section 3* for the merger of a national bank.

*                    This reference is to Sections 215a(b)-(d) which follow.

215a(b) Dissenting Shareholders

If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

215a(c) Valuation of Shares

The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

215a(d) Application to Shareholders of Merging Associations: Appraisal by Comptroller; Expenses of Receiving Association; Sale and Resale of Shares; State Appraisal and Merger Law

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid

APPENDIX “B”

by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

OCC Banking Circular 259

BC — 259
BANKING ISSUANCE

Comptroller of the Currency
Administrator of National Banks

Type: Banking Circular	Subject: Stock Appraisals

TO:                            Chief Executive Officers of National Banks, Deputy Comptrollers (District),
Department and Division Heads, and Examining Personnel

PURPOSE

This Banking Circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank’s shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985, and September 30, 1991 are summarized.

References: 12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND

Under 12 U.S.C. Section 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C. Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank’s shares. After reviewing the particular facts in each case and the available information on a bank’s shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares’ value.

Market Value

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value available is not well established, the OCC may use other methods of estimating market value, such as the investment value and adjusted book value methods.

Investment Value

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

Adjusted Book Value

The OCC also uses an “adjusted book value” method for estimating value. Historically, the OCC has not placed any weight on the bank’s “unadjusted book value,” since that value is based on historical acquisition costs of the bank’s assets, and does not reflect investors’ perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank’s assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank’s value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank’s earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of market value. Consequently, the OCC’s valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks’ shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item 2), banks may provide shareholders a copy of this Banking Circular or disclose the information in the Banking Circular, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and, (2) the OCC’s past appraisals are not necessarily determinative of its future appraisals of a particular bank’s shares.

APPRAISAL RESULTS

Appraisal Date	OCC Appraisal Value	Price Offered	Book Value	Average Price/ Earnings Ratio of Peer Group
01/01/85	107.05	110.00	178.29	5.3
01/02/85	73.16	NA	66.35	6.8
01/15/85	53.41	60.00	83.95	4.8
01/31/85	22.72	20.00	38.49	5.4
02/01/85	30.63	24.00	34.08	5.7
02/25/85	27.74	27.55	41.62	5.9
04/30/85	25.98	35.00	42.21	4.5
07/30/85	3,153.10	2,640.00	6,063.66	NC
09/01/85	17.23	21.00	21.84	4.7
11/22/85	316.74	338.75	519.89	5.0
11/22/85	30.28	NA	34.42	5.9
12/16/85	66.29	77.00	89.64	5.6
12/27/85	60.85	57.00	119.36	5.3
12/31/85	61.77	NA	73.56	5.9
12/31/85	75.79	40.00	58.74	12.1
03/14/86	59.02	200.00	132.20	3.1
04/21/86	40.44	35.00	43.54	6.4
05/02/86	15.50	16.50	23.69	5.0
07/03/86	405.74	NA	612.82	3.9
07/31/86	297.34	600.00	650.63	4.4
08/22/86	103.53	106.67	136.23	NC
12/26/86	16.66	NA	43.57	4.0
12/31/86	53.39	95.58	69.66	7.1
05/01/87	186.42	NA	360.05	5.1
06/11/87	50.46	70.00	92.35	4.5
06/11/87	38.53	55.00	77.75	4.5
07/31/87	13.10	NA	20.04	6.7
08/26/87	55.92	57.52	70.88	NC
08/31/87	19.55	23.75	30.64	5.0
08/31/87	10.98	NA	17.01	4.2
10/06/87	56.48	60.00	73.11	5.6
03/15/88	297.63	NA	414.95	6.1
06/02/88	27.26	NA	28.45	5.4
06/30/88	137.78	NA	215.36	6.0
08/30/88	768.62	677.00	1,090.55	10.7
03/31/89	773.62	NA	557.30	7.9
05/26/89	136.47	180.00	250.42	4.5
05/29/90	9.87	NA	11.04	9.9

*                    The “Appraisal Date” is the consummation date for the conversion, consolidation, or merger.

NA — Not Available

NC — Not Computed

CHINO COMMERCIAL BANK, N.A.

AUDIT COMMITTEE CHARTER

Purpose

This document hereby establishes and authorizes the Audit Committee (the “Committee”) of Chino Commercial Bank, N.A. (the “Bank”).

Composition

The Committee will be comprised of three or more directors as determined by the Board, each of whom shall be an independent, non-employee director, free of any relationship that, in the opinion of the Board, may interfere with such member’s individual exercise of independent judgment. No audit committee member, other than in his or her capacity as a member of the Board of Directors or of the Audit Committee, may accept any consulting, advisory or other compensatory fee from the Bank. No Audit Committee member may be an officer, employee or 10% or greater shareholder of the Bank or any parent or subsidiary thereof. In addition to the foregoing, for purposes of determining independence, the Bank shall use the definition set forth in the rules of the Nasdaq. Under that definition, any of the following relationships would disqualify a director from being considered “independent” for purposes of serving as a member of the Committee.

A director will not be considered “independent” under Nasdaq rules if, among other things, he or she has:

•                                          Been employed by the Bank in the current or past three years;

•                                          Accepted any compensation from the Bank in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);

•                                          An immediate family member who is, or has been in the past three years, employed by the Bank as an executive officer;

•                                          Been a partner, controlling shareholder or an executive officer of any for-profit business to which the Bank made, or from which it received, payments (other than those which arise solely from investments in the Bank’s securities) that exceed five percent of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

•                                          Been employed as an executive of another entity where any of the Bank’s executives serve on that entity’s compensation committee.

The members of the Committee will be appointed at least annually. The Chairman of the Board will appoint one member to be the Audit Committee Chair.

Responsibility

The primary functions of the Audit Committee are to appoint the Bank’s independent auditors and to assist the Board in fulfilling its oversight responsibilities with respect to:

•                                          the annual financial information to be provided to shareholders and the Comptroller of the Currency;

•                                          the system of internal controls that management has established; and

•                                          the internal and external audit process.

APPENDIX “C”

In addition, the Committee provides an avenue of communication between external auditors, the independent accountants, financial management, and the Board.

Authority

•                                          The Audit Committee has the authority to retain, at the Bank’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

•                                          The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Bank.

•                                          The Audit Committee has the authority to appoint and determine the compensation of the independent auditors, and the Bank shall provide appropriate funding for such compensation.

•                                          The Audit Committee has the authority to resolve disagreements between the Bank’s management and the independent auditors regarding financial reporting.

Meetings

The Committee is to meet at least four times annually and as many additional times as may be required by regulatory authority and/or as the Committee deems necessary. The Audit Committee should also meet separately with management and with the independent auditors at least annually, and should at the next following Audit Committee meeting discuss any matters raised in the discussions with each of these groups. In addition, the Audit Committee, or at least its Chair, should communicate with Management and the independent auditors quarterly to review the Bank’s financial statements and significant findings based upon the auditors’ limited review procedures.

Attendance

Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management be present at Committee meetings.

Specific Duties

In carrying out its oversight responsibilities, the Committee will:

•                                          Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable Comptroller of the Currency Audit Committee requirements.

•                                          Review with the Bank’s management, external auditors, and independent accountants the Bank’s accounting and financial reporting controls. Obtain and review the annual attestation letter from management and the independent accountants on the adequacy of such controls.

•                                          Review with the Bank’s management and the independent accountants significant accounting and reporting principles, practices, and procedures applied to the Bank in preparing financial statements. Discuss with the independent accountants their judgments about the quality, not just the acceptability, of the Bank’s accounting principles used in financial reporting.

•                                          Discuss with the independent accountants the quality of the Bank’s financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Bank’s needs.

•                                          Meet with management, external auditors, and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as “material” or “serious.”  The Committee should review responses of management

C-2

                                                to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

•                                          Review the scope of the external auditor’s work plan for the year and receive a summary report of major findings by the external auditors and how management is addressing the conditions reported.

•                                          Appoint and replace the Bank’s independent accountants.

•                                          Review the scope and general extent of the independent accountant’s annual audit, including major risk factors. The Committee will review the annual fee arrangement with management and the independent accountants.

•                                          Review timely the criminal filings of the Suspicious Activity Reports (SAR) and at least annually the Security Summary Report and Bank Secrecy Report of the Bank.

•                                          Pre-approve all audit and permissible non-audit services to be performed by the independent auditors, provided that pre-approval is not required with respect to non-audit services if: (i) the aggregate amount of all such non-audit services provided to the Bank constitutes 5% or less of the total amount paid by the Bank to its independent auditor during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Audit Committee and are approved by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee prior to the completion of the Audit.

•                                          Establish procedures for: (i) receipt, retention, and treatment of complaints received by the Bank regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Bank of concerns regarding questionable accounting or auditing matters.

Reporting

The Committee will conduct meetings and request reports from management, attorneys, independent accountants, or any other person deemed necessary by the Committee and at such times and locations as considered appropriate. The Committee will report significant matters to the Board at least quarterly.

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